Exhibit 10.1

PURCHASE AND SALE AGREEMENT

By and Between

THE BANK OF NEW YORK MELLON,

as Seller

And

MIP ONE WALL STREET ACQUISITION LLC,

as Buyer

Property

1-7 Wall Street a/k/a 80 Broadway

New York, New York

TABLE OF CONTENTS

ARTICLE 1 DEFINITIONS		1

ARTICLE 2 GENERAL TERMS		1

2.1	The Transaction	1
2.2	Purchase Price	2

ARTICLE 3 PERMITTED EXCEPTIONS; TITLE INSURANCE		2

3.1	Sale Subject to	2
3.2	Title Evidence and Survey	3
3.3	Permitted Exceptions	4

ARTICLE 4 APPORTIONMENTS AND PAYMENTS		6

4.1	Apportionments	6
4.2	Taxes and Assessments	7
4.3	Transfer of Utilities	9
4.4	Rents Received After The Apportionment Date	9
4.5	Escalation Rents	9
4.6	Collection of Rents	10
4.7	Security Deposits	10
4.8	Transfer Taxes	10
4.9	Tax Returns	10
4.10	Intentionally Omitted	11
4.11	Transaction Expenses	11
4.12	Estimation of Prorations; Errors	11
4.13	Survival	11

ARTICLE 5 COVENANTS REGARDING THE PROPERTY		11

5.1	Maintenance of the Property	11

ARTICLE 6 REPRESENTATIONS AND WARRANTIES OF BUYER		14

6.1	Generally	14
6.2	Closing Conditions; Survival of Representations and Warranties	15

ARTICLE 7 REPRESENTATIONS AND WARRANTIES OF SELLER		16

7.1	Generally	16
7.2	Property Representations	17
7.3	Closing Conditions; Survival of Representations and Warranties	18
7.4	Knowledge of Buyer and Seller	20
7.5	Limitations on Liability	20

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ARTICLE 8 CLOSING DATE		21

8.1	Closing	21
8.2	Seller’s Post-Closing Occupancy	21

ARTICLE 9 CLOSING DOCUMENTS		22

9.1	Closing	22
9.2	Further Assurances	22

ARTICLE 10 NOTICES		22

ARTICLE 11 BROKER		23

ARTICLE 12 DEFAULTS; REMEDIES		24

12.1	Buyer’s Default	24

12.2	Seller’s Default	24

ARTICLE 13 CASUALTY; CONDEMNATION		25

13.1	Casualty	25
13.2	Condemnation	27
13.3	General Obligations Law	27

ARTICLE 14 AS-IS; WHERE-IS; DISCLAIMER; WAIVER OF CLAIMS		27

14.1	Disclaimers; As-Is	27
14.2	Acceptance of Closing Documents; Waivers	29
14.3	Survival	29

ARTICLE 15 CONFIDENTIALITY		30

15.1	Confidentiality	30

ARTICLE 16 ESCROW		30

16.1	Escrow Terms	30
16.2	Duties of the Escrow Agent	30
16.3	Disputes	31
16.4	Escrow Agent/Seller Relationship	32
16.5	Execution by Escrow Agent	32

ARTICLE 17 MISCELLANEOUS		32

17.1	Entire Agreement	32
17.2	Modification	32
17.3	Binding Agreement	33
17.4	Assignment	33

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17.5	No Press Releases	33
17.6	Illegality	33
17.7	Choice of Law	34
17.8	Construction	34
17.9	Agreements Enforceable Against Named Parties Only	34
17.10	Ambiguities	34
17.11	Sales Tax	34
17.12	Expenses	35
17.13	Counterparts; PDF	35
17.14	Waiver of Trial by Jury	35
17.15	Third Party Beneficiaries	35
17.16	Jurisdiction	35
17.17	No Recording	36
17.18	Not an Offer	36
17.19	Failure of Deposit	36
17.20	No Waiver	36
17.21	No Survival	37
17.22	Tax Free Exchange	37
17.23	Patriot Act	37

SCHEDULES
Schedule 1	Definitions
Schedule 2.1	Property Description
Schedule 2.2.1	Seller’s Wiring Instructions
Schedule 2.2.2	Escrow Agent’s Wiring Instructions
Schedule 3.3.1	Specific Permitted Exceptions
Schedule 5.1.8	Service Contracts
Schedule 9.1.1	Seller’s Closing Documents
Schedule 9.1.2	Buyer’s Closing Documents

EXHIBITS
Exhibit A	Form of Deed
Exhibit B	Intentionally Omitted
Exhibit C	Intentionally Omitted
Exhibit D	Intentionally Omitted
Exhibit E	Seller’s Lease for Post-Closing Occupancy
Exhibit F-1	Form of Tenant Estoppel Certificate
Exhibit F-2	Form of Seller Estoppel Certificate
Exhibit G	Form of FIRPTA Certificate
Exhibit H-1	Form of Assignment and Assumption of Leases
Exhibit H-2	Form of Assignment and Assumption of Assumed Contracts, Licenses and Permits and Indemnity
Exhibit I	Form of Notice to Tenants
Exhibit J	Patriot Act Disclosures
Exhibit K	Bill of Sale

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PURCHASE AND SALE AGREEMENT

THIS AGREEMENT, dated as of May 20, 2014 (the “Effective Date”), is entered into by and between THE BANK OF NEW YORK MELLON (“Seller”) and MIP ONE WALL STREET ACQUISITION LLC (“Buyer”).

WHEREAS, Seller is the owner of the Property (as herein defined); and

WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, all of Seller’s right, title and interest in and to the Property.

NOW THEREFORE, subject to the terms and conditions of this Agreement, for and in consideration of the sum of Ten Dollars ($10.00) and other good and valuable consideration, including the mutual covenants and agreements set forth herein, the receipt and legal sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

For purposes of this Agreement, all capitalized terms and certain other terms used herein shall have the respective meanings specified in Schedule I attached hereto and made a part hereof.

ARTICLE 2

GENERAL TERMS

2.1 The Transaction. Seller agrees to sell, transfer, convey and assign to Buyer, and Buyer agrees to purchase and accept from Seller, subject to the terms and conditions of this Agreement, fee simple title in and to that certain real property located at and commonly known as 1-7 Wall Street a/k/a 80 Broadway, New York, New York, and as more particularly described on Schedule 2.1 attached hereto and made a part hereof (the “Land”), together with the building and improvements (collectively, the “Building”) located on the Land (the Building and the Land, collectively, the “Premises”), and all of Seller’s right, title and interest, if any, in, to and under (a) the Leases and the Security Deposits, (b) the following intangible property, if any, owned by Seller and pertaining exclusively to the Premises, to the extent transferable: utility contracts, plans and specifications, engineering plans and studies, floor plans, and landscape plans, (c) all easements, rights of way, air or development rights, strips, gores, reservations, privileges, appurtenances, and other estates and rights of Seller, if any, pertaining to its interest in the Premises, (d) all right, title and interest of Seller, if any, in and to all alleys adjoining the Premises and in and to the land lying in the bed of any street, road or avenue, opened or proposed, in front of or adjoining its interest in the Premises to the center line thereof, (e) subject to the terms of Section 5.1.8 hereof, all right, title and interest of Seller, if any and to the extent transferable, in and to the Service Contracts, (f) all right, title and interest of Seller, if any and to the extent transferable, in and to the Licenses and Permits, (g) subject to apportionment if required hereunder, all right, title and interest of Seller, if any, in and to any award made for any taking by condemnation of the Premises (such taking or damages, a “Condemnation”) or to be made in lieu thereof and in and to any unpaid award for any Condemnation, and (h) the Personalty (collectively, the “Property”). Notwithstanding anything to the contrary contained in this Agreement and as a material inducement to Seller to enter into this Agreement, Buyer acknowledges that, subject to Articles 7 and 12, neither this Agreement nor the Closing is contingent upon any matter whatsoever except for (x) Seller’s obligation to deliver title to the Property in the manner provided in this Agreement and to perform all of its other material obligations hereunder and (y) Seller’s covenants and obligations that are a condition to Closing as expressly set forth in this Agreement.

2.2 Purchase Price.

2.2.1 The “Purchase Price” for the Property is $585,000,000. The Purchase Price, subject to apportionments to be made as provided in this Agreement, shall be payable as follows: (i) concurrently with its execution and delivery hereof, Buyer shall cause an amount equal to $59,500,000 to be held in escrow pursuant to the applicable terms and provisions of Article 16 hereof (the “Deposit”), and (ii) at the Closing, the balance in cash (by wire transfer) as directed by Seller in writing. Seller may direct, among other things, that Buyer pay a portion of the Purchase Price at the Closing, in an amount or amounts specified by Seller, to persons or entities other than Seller for Seller’s purposes, including to the Title Company for the removal of certain encumbrances on the Property and to the appropriate taxing authorities in payment of Transfer Taxes. Seller’s wiring instructions are set forth on Schedule 2.2.1 attached hereto and made a part hereof.

2.2.2 (a) The parties agree that the Deposit may be deposited into escrow with Escrow Agent by bank wire in accordance with this Section 2.2.2(a). The Deposit is to be invested and held in escrow by Escrow Agent pursuant to the terms and provisions of Article 16 hereof. Escrow Agent’s wiring instructions are set forth on Schedule 2.2.2 attached hereto and made a part hereof.

(b) Buyer acknowledges that in the event the Closing occurs under this Agreement, the Deposit shall be credited against the Purchase Price and any interest earned on the Deposit shall be paid to Seller (without credit against the Purchase Price). In the event this Agreement shall be terminated, any interest earned on the Deposit shall accrue to the benefit of the party entitled to receive the Deposit.

ARTICLE 3

PERMITTED EXCEPTIONS; TITLE INSURANCE

3.1 Sale Subject to. Seller shall convey, and Buyer shall accept, title to the Property, subject only to (a) the Permitted Exceptions and (b) ALTA standard printed exceptions other than those that can be removed by the title affidavit of Seller to be provided pursuant to the terms hereof.

3.2 Title Evidence and Survey.

3.2.1 Buyer acknowledges receipt from Seller of a title insurance report and commitment for an owner’s title insurance policy from the Title Company (collectively, the “Commitment”), and a copy of the Survey. Promptly after the issuance of any updates or revisions to the Commitment, Buyer shall cause copies thereof to be furnished to Seller’s attorney, together with a written statement (a “Supplemental Title Objection Notice”) setting forth any title exceptions that are not Permitted Exceptions (collectively, the “Non-Permitted Exceptions”), appearing on such revisions or updates (the Commitment and any updates and revisions thereto, collectively, the “Report”). Notwithstanding anything to the contrary contained herein, Seller shall (i) eliminate any and all of the Non-Permitted Exceptions that may be removed by the payment of a liquidated sum of money (“Monetary Liens”) not in excess of $2,000,000 (the “Removal Amount”), in the aggregate (except in the case of clause (ii) below in which case there shall be no monetary limit upon the amount to be paid by Seller for the removal of such Non-Permitted Exceptions), and (ii) (a) remove any Non-Permitted Exceptions voluntarily caused to be filed of record, or consented to or approved, by Seller, and (b) remove any mortgages, judgments or other liens (including mechanics or other statutory liens) upon the Property created by, consented to or approved by, or as a result of the acts or omissions of Seller. In no event shall Seller have any obligation to discharge, remove or cause to be removed of record any Violations (as hereinafter defined) or to cause to be closed any open permit applications; provided, however, that in connection with any Violations or open permit applications of record as of the Effective Date, Seller shall pay all fines and penalties assessed against the Property by reason of such Violations or applications, unless the cure of such Violations or the closure of any open permit applications is the responsibility of a Tenant pursuant to its Lease. Seller shall have the right to adjourn the Closing Date, from time to time, up to forty-five (45) days in the aggregate for the purpose of removing/eliminating such Non-Permitted Exceptions required to be removed/eliminated pursuant to the terms hereof. Notwithstanding the foregoing or anything herein to the contrary, if the removal of any mechanics’ or materialmen’s liens filed against the Property is the responsibility of a Tenant pursuant to the terms of the Leases, Seller shall promptly deliver a notice to Tenant with respect thereto and shall use reasonable efforts (without the commencement or prosecution by Seller of an action or proceeding against a Tenant with respect thereto) to cause a Tenant to promptly remove or bond such mechanics’ or materialmen’s lien and otherwise perform its obligations under its Lease with respect thereto. Seller shall have no liability, nor shall Buyer be entitled to any abatement or reduction of the Purchase Price or delay or adjournment of the Closing, if such Tenant fails to comply with such obligations under its Lease. Seller shall promptly deliver to Buyer a copy of any such notice delivered by Seller to such Tenant.

3.2.2 In the event that there exist Non-Permitted Exceptions which Seller is not required to remove pursuant to the terms hereof and Seller elects, by written notice to Buyer not less than ten (10) Business Days prior to the Closing Date, not to remove such Non-Permitted Exceptions, Buyer shall elect within five (5) Business Days after receipt of Seller’s above notice to either (i) not consummate the transactions contemplated hereby, in which event this Agreement shall be terminated and of no further force and effect, the Deposit, together with Buyer’s Title Costs, shall be returned to Buyer, and thereafter neither of the parties hereto shall have any rights or obligations to the other hereunder, except as may be expressly provided herein to survive the termination of this Agreement, or (ii) consummate the transactions contemplated hereby subject to such Non-Permitted Exceptions and proceed to Closing without an abatement of the Purchase Price. Notwithstanding the foregoing, in the event there are Monetary Liens, then Buyer shall have the right to receive a credit against the Purchase Price in the aggregate amount of such Monetary Liens up to the Removal Amount. Buyer’s failure to timely make such election shall be deemed an election to proceed pursuant to clause “(ii)” above. In addition, Buyer shall not be entitled to object to, and shall be deemed to have approved, any liens, encumbrances or other title exceptions (a) which the Title Company is willing to omit as exceptions to title at no additional cost to Buyer (or with Seller agreeing to cover any such cost), or (b) which will be extinguished upon the transfer of the Property to Buyer.

3.2.3 If a search of the title discloses judgments, bankruptcies or other similar returns against other persons having names the same as or similar to Seller, Seller, on request by Buyer or the Title Company, shall deliver to Buyer and/or Buyer’s title insurance companies affidavits certifying that such judgments, bankruptcies or other returns are not against Seller.

3.2.4 Seller agrees to execute, acknowledge and deliver any standard and customary owner’s title affidavit at Closing in the form reasonably required by the Title Company and reasonably approved by Seller.

3.2.5 Any unpaid taxes, water charges, sewer rents, vault charges and assessments with respect to the Property, together with interest and penalties thereon to a date not less than three (3) Business Days following the Closing Date (in each case subject to any applicable apportionment), any Monetary Liens (up to the Removal Amount) and any mortgages or other liens created by Seller upon the Property, which can be, and are required hereunder to be, satisfied by payment of a liquidated amount and judgments against Seller which Seller is obligated to pay and discharge pursuant to the terms hereof, together with the cost of recording or filing any instruments necessary to discharge such liens and such judgments, may be paid out of the proceeds of the money payable at the Closing to Seller. Upon request of Seller, made at least two (2) Business Days prior to the Closing, Buyer shall provide at the Closing separate certified checks or bank checks for the foregoing payable to the order of the Title Company or the holder of any such lien, charge or judgment, or a wire transfer of federal funds as such party shall direct, in an aggregate amount not to exceed the balance of the Purchase Price, as adjusted for apportionments required under this Agreement, at the Closing.

3.3 Permitted Exceptions. “Permitted Exceptions” means:

3.3.1 all matters set forth on Schedule 3.3.1 hereof;

3.3.2 zoning, environmental, municipal, building and all other Laws applicable to the ownership, use or development of, or the right to maintain or operate the Premises;

3.3.3 the state of facts shown on the Survey;

3.3.4 subject to the terms of Section 3.2 above, the state of facts that an accurate update of the Survey or a personal inspection of the Premises would show, provided that any such change in facts from the last date of the Survey shall not materially adversely affect the insurability of title, or use of the Building for its current use (unless such change in facts is otherwise a Permitted Exception) and does not evidence a breach of Seller’s covenants set forth herein;

3.3.5 liens for unpaid taxes, assessments, charges, rents and any other governmental charges with respect to the Property, which are not yet due and payable and are apportioned in accordance with the provisions of Article 4 hereof;

3.3.6 the Existing Leases, subleases, if any, and New Leases entered into in accordance with this Agreement, it being agreed that such Leases and tenancies may be terminated by Seller between the Effective Date and the Closing because of defaults, or due to the expiration of the term;

3.3.7 any liens (including Monetary Liens not exceeding the Removal Amount) in accordance with Section 3.2.1 and Section 3.2.5, which Seller is required to remove or eliminate pursuant to the terms of this Agreement), provided that Seller shall remove same at Closing or give Buyer a credit in the aggregate amount of such liens, and that the Title Company will omit the same from Buyer’s title insurance policy;

3.3.8 possible lack or revocability of the right, if any, to maintain or use or receive value for any vaults, marquees, stoops, awnings, signs and sidewalk openings provided the same shall not prohibit or materially adversely affect the use of any portion of the Building for its current use, or the insurability of title;

3.3.9 possible minor projections and/or encroachments of retaining walls, foundations, stoops, areas, steps, sills, trim, cornices, standpipes, fire escapes, coal chutes, casings, ledges, water tables, lintels, porticos, keystones, windows, hedges, copings, cellar doors, sidewalk elevators, fences, fire escapes and the like, or similar projections or objects upon, under or above any adjoining buildings and/or streets or avenues or those belonging to adjoining premises which encroach upon the Property and are not shown on the Survey, or within any set-back areas and not shown on the Survey, provided the same do not have a material adverse effect on the use of the Building for its current use, the insurability of title; and minor variations between the lines of record title and fences, retaining walls, hedges, and the like;

3.3.10 So long as the Title Company shall omit the same from Buyer’s and its lender’s policies, any financing statements, chattel mortgages, conditional bills of sale or other form of security interest against personalty not owned by Seller, no longer located on the Property or filed more than five (5) years prior to the Closing (and not timely renewed);

3.3.11 any and all notes or notices of any violation of law or municipal ordinances, orders or requirements affecting the Property (“Violations”) or open permit applications which, in either case, excluding any fines or penalties in connection therewith which Seller shall pay or remove prior to Closing, and are noted in or issued by any federal, state, county or municipal department, agency, authority or bureau having or asserting jurisdiction (each, a “Governmental Authority;

3.3.12 liens for unpaid franchise, corporate, transfer, license, estate, inheritance or other similar taxes of any person or entity previously in the chain of title, provided that the

Title Company shall agree to insure without additional premium to Buyer against collection of the same out of the Property;

3.3.13 the rights, if any, of any Governmental Authority having or asserting jurisdiction thereof, with respect to any vaults under the sidewalks beyond the Building line;

3.3.14 consents of record by Seller or any former owner of the Property for the erection of any structure or structures on, under or above any street or streets on which the Property may abut provided such consents do not have a material adverse effect on the insurability of title or use of the Building for its current use;

3.3.15 rights of utility companies to lay, maintain and repair pipes, lines, conduits, cable boxes and other installations on, under and across the Property and any rights, easements and licenses in favor of, or agreements with any public utility company, including, but not limited to, gas, electricity, steam, telephone, fiber optic, cable and other telecommunication providers and private sewer agreements provided that such consents do not have a material adverse effect on the insurability of title, or the use of the Building for its current use; and

3.3.16 such other matters with respect to which Buyer expressly has agreed to take subject to or assume pursuant to the provisions of this Agreement;

ARTICLE 4

APPORTIONMENTS AND PAYMENTS

4.1 Apportionments. The following shall be apportioned between Seller and Buyer with respect to the Property, as of the close of business of the day immediately preceding the expiration or sooner termination date under the “Seller’s Lease” (as defined in Section 8.2) (the “Apportionment Date”), and the net aggregate amount thereof either shall be paid by Buyer to Seller or Seller to Buyer, within thirty (30) days following the Apportionment Date:

(a) All Real Estate Taxes (as defined in the Seller’s Lease) shall be prorated based on the actual current tax bill. If such tax bill has not yet been received by the Apportionment Date, then Buyer and Seller shall estimate the Real Estate Taxes based upon Buyer’s and Seller’s good faith estimate of the change in the amount of the previous year’s tax bill and Buyer and Seller shall after the Closing report the Real Estate Taxes as soon as the actual current tax bill is available. All amounts payable for Real Estate Taxes accruing on or prior to the Apportionment Date shall be the obligation of Seller and all amounts payable for Real Estate Taxes accruing after the Apportionment Date shall be the obligation of Buyer. If, by one hundred eighty (180) days after the Apportionment Date, any additional or supplemental Real Estate Taxes are assessed against the Premises by reason of back assessments, corrections to previous tax bills or other events occurring prior to the Apportionment Date, Buyer and Seller shall re-prorate the Real Estate Taxes following the Apportionment Date. Any delinquent Real Estate Taxes on the Premises shall be paid on the Apportionment Date;

(b) water rates and charges, sewer taxes and rents and electricity, steam and other utility charges, except those required to be paid directly by Tenants and subject to the terms of Section 4.3 hereof.

(c) fuel oil and liquid propane gas, if any, at the cost per gallon most recently charged to Seller, based on the supplier’s measurements thereof taken within five (5) Business Days of the Apportionment Date;

(d) Rents and other revenues derived from the Leases, if, as, and when collected in accordance with the provisions of this Article 4, including Section 4.4;

(e) insurance proceeds received by Seller, if any, and payable to Buyer pursuant to Article 13 hereof to the extent not applied to repair or restore the Property in accordance with the provisions of this Agreement;

(f) charges and payments under any Assumed Contracts or permitted renewals or replacements thereof, and any deposits made thereunder, transferred to Buyer pursuant to this Agreement, as identified on Schedule 5.1.8;

(g) annual municipal permit and inspection fees and other fees for Licenses and Permits assigned to Buyer, if any; and

(h) all other operating expenses with respect to the Property to the extent such matters are customarily apportioned in connection with real estate closings of commercial properties located in New York, New York.

4.2 Taxes and Assessments.

4.2.1 If, on the Apportionment Date, all or any portion of the Property shall be or shall have been affected by assessments (including with respect to business improvement districts), that are, or which may become, payable in annual installments, of which the first installment is then a charge or lien or has been paid or if any of the improvements to be paid for thereby are in place or commenced, then, for purposes of this Agreement only, Seller shall pay all installment(s) then due and owing or attributable to the period prior to the Apportionment Date, and Buyer shall pay all remaining installments as the same become due and payable.

4.2.2 To the extent that any refund of Real Estate Taxes, assessments (including with respect to business improvement districts), water rates and charges, sewer taxes and rents or any other utility made or received after the Apportionment Date with respect to the Property is applicable to a period before the Apportionment Date, such refund or credit shall be payable to Seller or returned by Buyer to Seller, subject to Tenants having a right to any portion of such refund. To the extent any refund is paid directly to Seller, Seller agrees to promptly pay the same to Buyer to the extent that any Tenants may be entitled to any portion of such refund (whether or not such Tenants are then in default), unless Seller has paid such refund to the Tenants directly and Seller agrees to indemnify Buyer and hold Buyer harmless from and against any Losses incurred by Buyer arising from Seller’s payment to Buyer of insufficient, or nonpayment of, funds to properly refund all Tenants for periods prior to the Apportionment Date which are entitled to any portion of such refund. In the event any of such funds are paid to

Buyer, Buyer agrees to indemnify Seller and hold Seller harmless from and against any Losses incurred by Seller arising from Buyer’s failure to pay any such funds received from Seller to any Tenants which are entitled to any portion of such refunds.

4.2.3 To the extent that any refund of Real Estate Taxes, assessments (including with respect to business improvement districts), water rates and charges or sewer taxes and rents made after the Apportionment Date with respect to the Property is applicable to a period after the Apportionment Date, such refund shall be payable to Buyer or returned by Seller to Buyer, subject to the pro rata reasonable costs incurred in obtaining same and to Tenants having a right to any portion of such refunds. In the event any of such funds are paid to Seller, Seller agrees to indemnify Buyer and hold Buyer harmless from and against any Losses incurred by Buyer arising from Seller’s failure to pay any such funds to Buyer and to any Tenants which are entitled to any portion of such refunds. To the extent Buyer commences or continues the pursuit of such refunds after the Apportionment Date, Buyer agrees to indemnify Seller and hold Seller harmless from and against all Losses incurred by Seller in the event of any claim by any Tenant that Buyer’s (as distinguished from Seller’s) pursuit of such refunds was inadequate or insufficient.

4.2.4 If Seller has heretofore filed or hereafter files applications for the correction of the assessed valuation of the Property and/or has heretofore instituted or hereafter institutes certiorari proceedings to review such assessed valuations for any prior tax years, Seller shall have sole control of such proceedings and Seller is hereby authorized to continue, at its sole cost and expense, such proceedings, including the right to withdraw, compromise and/or settle the same or cause the same to be brought on for trial and to take, conduct, withdraw and/or settle appeals, and Buyer hereby consents to such actions as Seller may reasonably take therein. Buyer acknowledges that Seller has or shall file an application for the correction of the assessed valuation of the Property for the tax year 2014/2015 and may file an application for any tax year occurring during the term of Seller’s Lease. Except as otherwise provided herein (i.e., rights of Tenants), any tax savings or refund for any year or years prior to the tax year in which the Closing herein occurs and any tax savings or refunds attributable to the period prior to the Apportionment Date, shall belong solely to Seller, except as set forth below. Buyer or Seller, as the case may be, shall execute all consents, receipts, instruments and documents which may reasonably be requested in order to facilitate instituting or settling such proceeding, as the case may be, and collecting the amount of any refund or tax savings. The net refund of Real Estate Taxes, if any, for such fiscal tax year in which the Apportionment Date occurs shall be divided between Seller and Buyer in accordance with the apportionment of Real Estate Taxes pursuant to the provisions hereof, after deducting therefrom a pro rata share of all reasonable expenses, including reasonable attorneys’ fees reasonably and necessarily incurred by Seller in obtaining such refund. For the avoidance of doubt, except as otherwise expressly provided above, Seller shall not have the right to commence or prosecute any tax proceeding affecting the period following the Closing Date and, to the extent Seller is expressly permitted hereunder to commence and/or prosecute any such tax proceeding, Seller shall be required to obtain Buyer’s prior written approval of any settlement, compromise or withdrawal of such tax proceeding which Buyer shall not unreasonably withhold or delay. The parties shall cooperate with each other in connection with any tax proceeding affecting the period following the Closing Date through the expiration of the Seller Lease.

4.3 Transfer of Utilities. Buyer, at its sole cost and expense, shall cause the transfer of all utility services for the Property to Buyer’s name as of the Apportionment Date and Seller shall cooperate with Buyer in connection therewith. Promptly after Buyer receives a statement of such charges for the period during which the Apportionment Date occurs, Buyer and Seller shall adjust the apportionment made pursuant to Section 4.1(b) above to the extent necessary for Seller to have paid such charges for the period ending on the day immediately preceding the Apportionment Date, and Buyer to have paid such charges for the period from and after the Apportionment Date. Buyer shall make all required deposits on account with utility companies or on account with municipalities and shall cooperate with Seller in having such deposits, which are currently held by such companies and municipalities, returned to Seller, as of the Apportionment Date. However, Seller shall be solely responsible for obtaining the return of its own utility company deposits, if any.

4.4 Rents Received After The Apportionment Date. Subject to Section 4.6 hereof, if Buyer or Seller, as the case may be, shall receive Rents under the Leases after the Apportionment Date from a Tenant who is in arrears in the payment of Rents as of the Apportionment Date under any of the Leases, the same shall be applied as follows:

4.4.1 first, to Rents due for the calendar month in which the Apportionment Date occurs, to be apportioned through the date prior to the Apportionment Date between Seller and Buyer on a per diem basis;

4.4.2 next, to Rents then due and unpaid for the calendar month(s) after the month in which the Apportionment Date occurs, to be received and retained for the account of Buyer; and

4.4.3 last, to Rents due and unpaid for the calendar month(s) preceding the calendar months described in clause 4.4.2 to be paid to Seller.

The parties agree to remit forthwith the amount of such past due Rents which is collected in accordance with the foregoing. On the Apportionment Date, Seller shall (x) furnish or cause to be furnished to Buyer a statement of prepaid and uncollected Rents under the Leases, if any, and (y) credit or pay to Buyer any such Rents collected by Seller which pertain to any period of time on or after the Apportionment Date. On or before the thirtieth (30th) day of each calendar month to occur in the period commencing with the month after the calendar month in which Apportionment Date occurs, and ending one hundred eighty (180) days following the Apportionment Date, Buyer shall render an accounting to Seller with respect to Rents allocable to any extent to the period prior to the Apportionment Date. Subject to Section 4.6 hereof, if Seller shall receive Rents under the Leases after the Apportionment Date, the same shall be promptly remitted to Buyer for application in the same order of priority as aforesaid.

4.5 Escalation Rents.

4.5.1 Subject to the provisions of the last sentence of this Section 4.5.1, at the end of the fiscal year with respect to which any Additional Rent is payable under the Leases, there shall be a calculation of the amount of such Additional Rent to which Seller and Buyer shall be entitled pro rata, with Seller being entitled to an amount equal to the amount of

Additional Rent multiplied by a fraction, expressed as a percentage, the numerator of which is the number of days in said fiscal year with respect to which Additional Rent under the Leases was payable prior to the Apportionment Date, and the denominator of which is the total number of days in said fiscal year during which Additional Rent under the Leases was payable, and Buyer shall be entitled to the remaining portion of such Additional Rent, provided that there shall be deducted from Seller’s and Buyer’s shares their respective proportionate share of any reasonable attorneys’ fees and costs and expenses of collection thereof actually incurred. If either party shall have received Additional Rents with respect to the Leases for such fiscal year in excess of the amount to which it is entitled pursuant hereto, such excess shall be paid by the party not entitled thereto to the other party promptly after such calculation to be applied as aforesaid. Anything to the contrary contained in this Section 4.5.1 notwithstanding, if a Tenant is in arrears in the payment of Additional Rent under the Leases as of the Apportionment Date, the provisions of Section 4.4 hereof shall apply.

4.6 Collection of Rents. After the Apportionment Date, Buyer shall bill Tenant for Rents as required by the Leases and shall use commercially reasonable efforts (excluding litigation) to collect any and all Rents due pursuant thereto. Seller shall have the right subsequent to the Apportionment Date to bring a legal proceeding against Tenants no longer in possession to enforce collection of past due Rents owed to Seller by Tenant. Nothing in this Section 4.6 or any other provision of this Agreement shall be construed as an agreement on the part of Buyer to refrain from its right to terminate the Leases after the Apportionment Date pursuant to its terms.

4.7 Security Deposits. From and after the Effective Date, Seller’s application of any Security Deposits shall be limited by the provisions of Section 5.1.4 hereof. At least thirty (30) days prior to the Apportionment Date, Seller shall furnish Buyer with a schedule certifying the unapplied portion of any Security Deposits which both are held by Seller and shall have been theretofore deposited by Tenants and Seller shall, within thirty (30) days following the Apportionment Date, pay to Buyer, or credit Buyer with, the aggregate amount of such unapplied deposits set forth on such schedule, together with all interest, if any, earned thereon and on deposit and required to be paid to Tenants. Buyer shall indemnify and hold Seller free and harmless from any liability to Tenants with respect to Buyer’s holding any such Security Deposits transferred to and received by Buyer. Seller shall indemnify and hold Buyer free and harmless from any liability to a Tenant with respect to any Security Deposits which Seller failed to deliver to Buyer.

4.8 Transfer Taxes. Seller shall be responsible for all real property and real estate transfer taxes imposed by New York State and New York City in connection with the recording of the deed to the Property and the sale, assignment, transfer and conveyance of the Property to Buyer as contemplated by the provisions of this Agreement (collectively, the “Transfer Taxes”). Seller may pay the Transfer Taxes, if any, from the balance of the Purchase Price paid at the Closing.

4.9 Tax Returns. At the Closing, Buyer and Seller shall deliver to the Title Company the returns, questionnaires, certificates, affidavits and other documents required in connection with the payment of the Transfer Taxes (collectively, the “RE Tax Returns”). If the procedures required by New York State and/or New York City require that any RE Tax Returns be filed, reviewed or approved prior to the Closing Date, Buyer and Seller shall complete, sign and swear to the RE Tax Returns and deliver same to the Title Company for delivery to the appropriate authority sufficiently in advance of the Closing Date so as to permit the sale contemplated hereby to be consummated by the Closing Date.

4.10 Intentionally Omitted.

4.11 Transaction Expenses. Buyer shall be responsible for the payment of (i) Buyer’s legal fees, (ii) any third party professional and consulting fees incurred by Buyer, (iii) any escrow fees, (iv) the cost of updating or recertifying the Survey, if Buyer requests the same, (v) the cost of the owner’s title insurance policy and any lender’s title policy, if applicable, (vi) the cost of all endorsements, extended coverage, or upgrades to Buyer’s or any lender’s title insurance policy, if applicable, (vii) the cost of any financing obtained by Buyer in connection with the transaction contemplated herein, including, without limitation, any mortgage recordation taxes and (viii) all recording and filing fees, including, but not limited to, those in connection with the Deed. Except as expressly provided herein, each party shall bear its own costs and expenses, including attorney, accountant and other consultant fees, in connection with the execution and negotiation of this Agreement and the consummation of the transactions contemplated hereby. Seller shall pay the cost of recording or filing any documents required to be recorded or filed in order to deliver title to the Property in accordance with the terms of this Agreement.

4.12 Estimation of Prorations; Errors. In any case where sufficient information is not available at the Apportionment Date to make an accurate proration, Seller and Buyer shall reasonably estimate the proration at the Apportionment Date and shall make a recalculation of the apportionment of the same as soon as the necessary information becomes available, at which time Seller or Buyer, as the case may be, promptly shall make an appropriate payment to the other based upon such recalculation; provided, however, all prorations described in this Article 4 shall become final as of the close of business six (6) months after the Apportionment Date, whether or not such information becomes available, except with regard to any and all adjustments for Real Estate Taxes and assessments, as referred to in Sections 4.2.1 and 4.5.1 of this Agreement, which shall be handled in accordance with the terms of said Sections.

4.13 Survival. The provisions of this Article 4 and the parties’ obligations hereunder shall survive the Closing and the Apportionment Date.

ARTICLE 5

COVENANTS REGARDING THE PROPERTY

5.1 Maintenance of the Property.

5.1.1 Between the Effective Date and the Closing (a) Seller shall maintain and operate the Property in substantially the same manner as the Property is currently being maintained and operated (reasonable wear and tear excepted) (it being agreed that Seller shall not be obligated to perform any capital expenditures or other expenditures, unless required by Law or as otherwise provided herein), including maintenance of substantially the same levels of existing casualty and liability insurance as may exist as of the Effective Date with respect to the Property, (b) Seller shall not construct any capital improvements upon the Property except for those made in the ordinary course of maintaining and/or operating the Property or pursuant to a Lease or which are necessary because of emergency situations or to bring the Property into compliance with applicable Laws; (c) Seller shall not make nor consent to the making of any alterations, renovations, additions or the like to the Property except for those made in the ordinary course of operating the Property or pursuant to a Lease or which are necessary because of emergency situations or to bring the Property into compliance with applicable Laws; (d) Seller shall not sell, assign, or otherwise transfer any air or development rights in the Property; (e) Seller shall not submit any application relating to, or otherwise sell, encumber or transfer any rights relating to, zoning, rezoning or other land use matter for the Property without Buyer’s express written consent; and (f) Seller shall not (i) voluntarily subject the Property to any additional liens, encumbrances, covenants or easements (unless required by Governmental Authority), (ii) consent in writing to any change to the zoning or use classification of the Property, or (iii) sell, pledge, or grant any option, right of first refusal or right of first offer with respect to the Property or Seller’s interest therein. Ordinary wear and tear is excepted from any obligations of Seller hereunder and the provisions of Sections 13.1 and 13.2 shall govern with respect to any events of casualty or condemnation.

Notwithstanding the foregoing, to the extent that Seller would be permitted to take any of the actions described above under the express terms of the Seller’s Lease (even though Seller’s Lease is not then effective), then the provisions in the Seller’s Lease shall control. Between the Closing Date and the expiration date of the Seller’s Lease, Seller shall operate and maintain the Property as provided in the Seller’s Lease.

5.1.2 Seller does not guarantee, represent or warrant to Buyer that any of the Leases will be in effect on the Closing Date or whether or not any Tenant shall be in full compliance with the terms of its respective Lease. Further, Buyer acknowledges that whether or not the Leases are in effect or Tenants are in compliance with their respective terms shall not be a condition to Closing.

5.1.3 Between the Effective Date and the Closing Date, any new lease, renewal, extension, sublease, or other occupancy transaction shall not be entered into without the prior written consent of Buyer in each instance, (such lease, renewal, extension, sublease, or amendment shall be known as a “New Lease”).

5.1.4 Except as set forth in this Agreement, Seller shall not apply any Security Deposits on account of any rental due or to become due under the Leases other than in accordance with the applicable provisions of the Lease, between the Effective Date and the date of Closing; absent an express provision in the Leases to the contrary, Seller shall not return any such Security Deposits to Tenant thereunder with respect to the Leases unless Tenant shall have actually vacated the Property and the conditions relating thereto under the Lease have been satisfied. In the event that Tenant shall be in default of any monetary obligation under the Leases beyond the expiration of any applicable notice or cure period between the Effective Date and the date of Closing, Seller shall have the right to apply any Security Deposits under the Leases to cure any such default(s), provided that Seller shall defend, indemnify and hold Buyer harmless from and against any claim by such Tenant that Seller wrongfully appropriated and/or applied such sums (such obligation to survive the Closing).

5.1.5 Between the Effective Date and the Closing Date, Seller shall not, except as hereinafter expressly provided, without Buyer’s express written consent, (a) modify or otherwise change in any manner any of the material terms, covenants or conditions of the Leases; (b) accept an early surrender or consent to the early termination or cancellation of the Leases; (c) grant any concession or rent abatement to a Tenant for any period following the Apportionment Date unless expressly provided for under the presently existing terms of the Leases; or (d) commit to do any new work, repairs, replacements or other improvement work for Tenant under the Leases unless required by the terms of the Lease or a New Lease.

5.1.6 Intentionally Omitted.

5.1.7 With respect to any matter to be submitted to Buyer for its consent pursuant to this Article 5, Buyer shall consent or refuse to consent, which consent may be withheld upon and subject to the terms hereof, in writing within ten (10) Business Days after receipt by Buyer of Seller’s request for consent and all related materials (including, if applicable, a copy of any broker agreements, work letters or other items imposing any monetary or other obligations upon the landlord thereunder) regarding the matter for which consent is being requested, as reasonably requested by Buyer. If Buyer does not consent or refuse within such ten (10) Business Days, then Seller shall have the right to issue to Buyer a second request for consent. The failure of Buyer to timely consent or refuse to consent within five (5) Business Days of such second request shall be deemed consent by Buyer to the matter in question.

5.1.8 Subject to the terms of this Section 5.1.8, at least seventy-five (75) days prior to the expiration of the Seller’s Lease, Buyer may advise Seller in writing which Service Contracts Buyer wants Seller to assign (or caused to be assigned) and which Service Contracts Buyer wants Seller to terminate (or cause to be terminated), and Schedule 5.1.8 shall be marked to reflect same. If Buyer does not so notify Seller by such date, effective as of the expiration or sooner termination of Seller’s Lease, Seller shall assign (or caused to be assigned) to Buyer those Service Contracts that cannot by their terms be terminated by the Seller prior to the expiration of the Seller Lease and listed on Schedule 5.1.8 hereto (the “Assumed Contracts”). All other Service Contracts (the “Unassumed Contracts”) shall be terminated effective upon the expiration of the Seller’s Lease at Seller’s expense. Buyer acknowledges that, prior to the Closing and during the term of Seller’s Lease, Seller may substitute certain of the Service Contracts on Schedule 5.1.8, provided that any new Service Contract shall be terminable upon no more than 30 days’ notice, at no cost to Buyer. Notwithstanding the foregoing, Buyer acknowledges and agrees that (a) not all Assumed Contracts may be freely assignable by Seller (or its managing agent), and may require the consent of the counterparties thereto (the “Contract Counterparties”) and (b) certain of the Service Contracts may cover other properties owned by Seller and Seller may determine not to assign (or cause to be assigned) such Service Contracts to Buyer, and any such Service Contracts Seller determines not to assign shall be deemed Unassumed Contracts. To the extent that consent of any Contract Counterparties to the assignment and assumption of an Assumed Contact shall be necessary, Seller agrees that it shall request such consent from the subject Contract Counterparties, provided however, that Buyer acknowledges and agrees that (A) Seller shall have no obligation to incur any expense or liability, or grant any financial or contractual concession, in connection with obtaining the consent from any of the Contract Counterparties, and (B) in the event that, as of the Apportionment Date, any of the Contract Counterparties fails or refuses to grant consent, if necessary, to the assignment of its Assumed Contract, said Assumed Contract shall automatically be deemed to be an Unassumed Contract. Provided that the Closing occurs hereunder, Seller shall terminate (or cause to be terminated) such Unassumed Contracts effective as of the Apportionment Date, and if an Unassumed Contract cannot be terminated without the payment of a termination fee, Seller shall be responsible for the payment of the termination fee that shall be payable thereunder. This Section shall survive the Closing and the Apportionment Date.

5.1.9 Seller has apprised Buyer of the presence of Bargaining Unit Employees at the Property. Nothing in this Agreement, or in this Section 5.1.9, obligates Buyer to assume any applicable collective bargaining agreement, or to hire any of the Bargaining Unit Employees, unless otherwise required by the new collective bargaining agreement to take effect from and after January 1st, 2015. To the extent Buyer, at the expiration of Seller’s Lease, agrees to hire any of the Bargaining Unit Employees, Buyer shall notify Seller and provide Seller with the names of the Bargaining Unit Employees Buyer will hire, as soon as practicable, and in no event later than sixty (60) days prior to the expiration of Seller’s Lease.

5.1.10 Seller shall grant Buyer, its agents, prospective lender, and employees reasonable access to the Property at Buyer’s sole risk, cost and expense. All of such entries upon the Property shall be at reasonable times during normal business hours, after at least 24 hours’ prior notice to Seller, and Seller shall have the right to accompany Buyer during any activities performed by Buyer on the Property. Buyer (i) shall coordinate each such inspection through Seller and Seller’s property manager or on-site staff, and (ii) shall not unreasonably interfere with the rights of Seller’s tenants. Buyer shall defend and indemnify Seller and hold Seller, Seller’s members, officers, tenants, agents, contractors and employees and the Property harmless from and against any and all losses, costs, damages, claims, or liabilities, including but not limited to, mechanic’s and materialmen’s liens and Seller’s attorneys’ fees, arising out of or in connection with Buyer’s entry upon the Property as allowed herein (expressly excluding any matters which are merely discovered by reason of Buyer’s inspections).

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF BUYER

6.1 Generally. Buyer represents and warrants that:

6.1.1 (a) Buyer is a duly formed and validly existing limited liability company under the laws of the state or commonwealth of its formation and is in good standing under the laws of the state or commonwealth of its formation and, to the extent required by law, qualified to do business under the laws of the State of New York, (b) Buyer has the full right, authority and power to enter into this Agreement, to consummate the transactions contemplated herein and to perform its obligations hereunder and under those Closing Documents to which it is a party, (c) each of the Persons executing this Agreement and the Closing Documents on behalf of Buyer is authorized to do so, and (d) this Agreement and each of the Closing Documents constitutes a valid and legally binding obligation of Buyer enforceable against Buyer in accordance with its terms;

6.1.2 there are no legal or administrative proceedings pending or, to the best of Buyer’s actual knowledge, without investigation, threatened against or affecting Buyer that would adversely affect Buyer’s legal authority or financial ability to perform its obligations hereunder and under the Closing Documents to which it is a party;

6.1.3 the execution and delivery of this Agreement and the Closing Documents, the consummation of the transactions contemplated hereby and the performance by Buyer of its obligations hereunder and under the Closing Documents to which it is a party, do not and will not (a) violate or conflict with any judgment, decree or order of any court or any Law or permit applicable to it, or (b) breach any provisions of, or constitute a default under, any contract, agreement, instrument or obligation to which it is a party or by which Buyer is bound;

6.1.4 the execution and delivery of this Agreement and the Closing Documents by Buyer does not, and the performance of its obligations hereunder and under the Closing Documents to which it is a party will not, to Buyer’s actual knowledge, require the consent or approval of any public authority or any other Person which has not been obtained;

6.1.5 Buyer is not the subject of and does not contemplate or anticipate being the subject of any voluntary or involuntary proceeding under Title 11 of the United States Code or under any state laws relating to the protection of debtors, or subject of any general assignment for the benefit of creditors, and Buyer is able to pay its debts as they become due; and

6.1.6 Buyer’s Federal Tax Identification Number is 46-5693971.

6.2 Closing Conditions; Survival of Representations and Warranties.

The following are conditions precedent to the obligations of Seller to close title under this Agreement, any or all of which may, at Seller’s option, be waived in writing:

6.2.1 Except as the same may be updated by Buyer in writing to maintain accuracy due to one or more factual changes arising after the Effective Date (it being understood by the parties hereto that Buyer shall not have the right to update any of its representations and warranties because of a factual change arising from a breach of Buyer’s obligations hereunder or a prior material misrepresentation by Buyer), each of the representations and warranties of Buyer set forth in this Agreement shall be deemed to have been repeated by Buyer, at and as of the Closing Date with the same force and effect as if first made on and as of such date. It shall be a condition to Seller’s obligation to close hereunder that all such representations and warranties of Buyer be true and correct in all material respects as of the Closing Date.

6.2.2 The representations and warranties of Buyer set forth in this Agreement shall survive the Closing for a period of six (6) months following the Closing, except that the representations and warranties set forth in Section 6.1.1 shall survive the Closing without limitation.

6.2.3 Buyer shall have executed and delivered all of the documents and other items required pursuant to Schedule 9.1 of this Agreement and shall have performed all other material covenants, undertakings and obligations herein agreed to be performed by it, and complied with all material conditions required by this Agreement to be performed or complied with by Buyer at or prior to the Closing.

ARTICLE 7

REPRESENTATIONS AND WARRANTIES OF SELLER

7.1 Generally. Seller represents and warrants to Buyer as of the Effective Date and, except as herein noted, as of the Closing Date, that:

7.1.1 (a) Seller is a duly formed and validly existing banking corporation under the Laws of the state or commonwealth of its formation and is in good standing under the Laws of the state or commonwealth of its formation and, to the extent required by Law, qualified to do business under the Laws of the State of New York, (b) Seller has the full right, authority and power to enter into this Agreement, to consummate the transactions contemplated herein and to perform its obligations hereunder and under those Closing Documents to which it is a party, (c) the Person executing this Agreement and the Closing Documents on behalf of Seller is authorized to do so, and (d) this Agreement and each of the Closing Documents constitutes a valid and legally binding obligation of Seller enforceable against Seller in accordance with its terms;

7.1.2 (a) there are no legal or administrative proceedings pending or, to the best of Seller’s actual knowledge, without investigation, threatened against or affecting Seller that may adversely affect its legal authority or financial ability to perform its obligations hereunder and under the Closing Documents to which it is a party and (b) except as set forth in the Title Report and in the Diligence Website, to the best of Seller’s knowledge, Seller has received no written notices of Violations from any Governmental Authority with respect to the Property;

7.1.3 the execution and delivery of this Agreement and the Closing Documents, the consummation of the transactions contemplated hereby, and the performance by Seller of its obligations hereunder and under the Closing Documents to which it is a party do not and will not conflict with or violate any Law, rule, judgment, regulation, order, writ, injunction or decree of any court or governmental or quasi-governmental entity having jurisdiction over Seller, including the United States of America, the State of New York or any political subdivision of either of the foregoing, or any decision or ruling of any arbitrator to which Seller is a party or by which Seller is bound or affected, or breach any provisions of, or constitute a default under, any contract, agreement, instrument or obligation to which Seller is a party or by which it is bound;

7.1.4 the execution and delivery of this Agreement and the Closing Documents by Seller does not, and the performance of its obligations hereunder and under the Closing Documents to which it is a party will not, require the consent or approval of any public authority or any other Person which has not been obtained;

7.1.5 Seller is not the subject of and does not contemplate or anticipate being the subject of any voluntary or involuntary proceeding under Title 11 of the United States Code or under any state laws relating to the protection of debtors, or subject of any general assignment for the benefit of creditors, and Seller is solvent and able to pay its debts as they become due; and

7.1.6 Seller’s Federal Tax Identification Number is 13-5160382.

7.2 Property Representations.

7.2.1 Seller represents and warrants to Buyer that, as of the Effective Date and the Closing Date, with respect to the Property:

(a) The following leases are the only existing leases of space in the Building: (a) Agreement of Lease executed on September 28, 2006 by Seller’s predecessor-in-interest, The Bank of New York and JPMorgan Chase Bank, National Association (the “Chase Lease”), and (b) Standard Form of Office Lease dated as of July 31, 1999 between Seller’s predecessor-in-interest, The Bank of New York and Airhant News, Inc., as amended by (i) First Amendment to Agreement of Lease dated as of July 31, 2009, (ii) Second Amendment to Agreement of Lease dated as of September 28, 2009 and (iii) Third Amendment to Agreement of Lease dated as of August 28, 2013 (as amended, the “Newsstand Lease”). The Chase Lease and the Newsstand Lease are collectively referred to as the “Existing Leases”, and together with New Leases (if any), collectively, the “Leases” . Except for the Existing Leases, there are no other space leases affecting the Property. Seller or the Broker has delivered, or has otherwise made available to Buyer, a true and complete copy of the Existing Leases (together with all amendments, modifications, and supplements thereto). Except as expressly set forth in this Section or elsewhere in this Agreement or Closing Documents, Seller makes no representation or warranty with respect to the Existing Leases;

(b) Subject to the rights of Seller under Section 4.1 hereof and under the Seller’s Lease, the security deposit (“Security Deposit”) under the Existing Leases are as follows: there is no security deposit under the Chase Lease and there is a $10,183.14 cash Security Deposit under the Newsstand Lease;

(c) to Seller’s actual knowledge, there is no pending, nor has Seller received any notice of any contemplated, condemnation or eminent domain proceeding, or zoning change, affecting the Property or any part thereof;

(d) (i) Seller is not aware of any material default under the Leases, (ii) all of the Rents reserved under the Leases are being billed to the Tenant under the Leases, and (iii) no rents or other sums under the Leases have been prepaid for more than thirty (30) days in advance;

(e) Seller is not a “foreign person” within the meaning of Section 1445 of the United States Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder;

(f) There are no outstanding brokerage and leasing agreements with respect to the Property that would be binding on Buyer after the Closing Date. There are no accrued, due, owing, or to be due, obligations of Seller relating to the Leases (including, without limitation, any broker fees, work and improvement obligations, lease buyout costs, free rental periods, or moving allowances, tenant concessions, tenant improvement costs, and/or other lease-related financial obligations);

(g) Schedule 5.1.8 sets forth a true and complete list of all Service Contracts relating to the Property as of the Effective Date (either with Seller or its managing agent). Buyer acknowledges that any or all of the Service Contracts may not be in effect, or may be replaced by new Service Contracts, as of the Apportionment Date;

(h) Seller has neither received nor delivered any notice of default with respect to any Service Contract that remains uncured as of the Effective Date;

(i) (i) Seller has not granted to any Person, and to Seller’s knowledge, no Person has, a purchase option or right of first refusal for the purchase of the Property, and (ii) Seller has not sold, assigned, transferred, conveyed, licensed or encumbered in any way any zoning or development rights (including, without limitation, air rights) relating to the Property, and Seller has not entered into and will not enter into prior to the Closing any agreement to accomplish same; and

(j) Seller has advised Buyer that the cleaners working at the Building are the employees of the cleaning company for the Building. The engineers working at the Property are members of Local 94-94A-94B International Union of Operating Engineers AFL_CIO, pursuant to a collective bargaining agreement effective January 1, 2011 (“Union Agreement”). A true, correct, and complete copy of the Union Agreement has been made available to Buyer and/or is posted on the Diligence Website. Other than the Bargaining Unit Employees, there are no union employees of Seller (or any affiliate of Seller) at the Property.

(k) Seller has not consented to any sublease, license or other occupancy agreement which may have been granted by the Tenants under the Leases the term of which extends beyond the term of the respective Lease, and Seller has no knowledge of any such sublease, license or other occupancy agreement.

7.3 Closing Conditions; Survival of Representations and Warranties. The following are conditions precedent to the obligation of Buyer to close title under this Agreement, any or all of which may at Buyer’s option be waived in writing:

7.3.1 No representation or warranty made by Seller in this Agreement contains any untrue statement of a material fact.

7.3.2 The representations and warranties made by Seller in this Agreement shall be deemed to be repeated as of the Closing Date and shall be true and correct in all material respects as of the Closing Date, except as the same may be updated by Seller to reflect any factual change arising after the date of this Agreement. In the event any update of such representations and warranties of Seller results in a material adverse change to the Property and the rights to be received by Buyer under this Agreement, and Seller does not cure (or does not cause the same to be cured) prior to the Closing, the sole and exclusive remedy of Buyer in such event shall be to terminate this Agreement by notice to Seller given no later than three (3) days after the Scheduled Closing Date and upon such termination, Buyer shall be entitled to receive a refund of the Deposit and neither of the parties hereto shall have any rights or obligations to the other hereunder except those expressly stated to survive the termination of this Agreement.

7.3.3 At the time of the Closing, the Title Company shall be irrevocably ready, willing and able to issue a title insurance policy with respect to the Property in favor of Buyer subject only to the Permitted Exceptions and such other matters as Buyer has agreed in this Agreement or otherwise in writing to accept the Property subject to.

7.3.4 Neither Seller nor any of the parties comprising Seller shall have filed a voluntary petition in bankruptcy or shall have had an involuntary petition filed against it which has not been answered or stayed within thirty (30) days of the petition being filed.

7.3.5 Seller shall have delivered all of the documents and other items required pursuant to Section 9.1.1 of this Agreement and shall have performed all other material covenants, undertakings and obligations herein agreed to be performed by it, and complied with all material conditions required by this Agreement to be performed or complied with by Seller at or prior to the Closing.

7.3.6 Seller shall request and Buyer shall accept a tenant estoppel certificate (“Estoppel Certificate”) from the Tenant under the Chase Lease either in the form such Tenant is required to give under the Chase Lease or, if no such form is specifically prescribed, substantially in the form annexed hereto as Exhibit F-1, but Seller shall have no obligation to make any payment or institute any action or proceeding pursuant to the Chase Lease in order to satisfy this Section. As a condition precedent to Buyer’s obligation to close hereunder, Buyer shall receive at or before Closing an original duly executed and delivered Estoppel Certificate from Chase substantially in the form of Exhibit F-1 attached hereto or in the specific form, if any, Chase is required to give under its Lease, which shall in no event be dated more than sixty (60) days prior to the Closing Date. Seller, promptly after receipt thereof, shall deliver the executed Estoppel Certificate to Buyer. If the Estoppel Certificate is not received by Buyer on or prior to the Closing Date, then Seller shall, in lieu thereof and in satisfaction of the obligation to deliver an Estoppel Certificate from Chase, deliver to Buyer a certificate substantially in the form attached hereto as Exhibit F-2 provided the certifications therein (and any adjustments thereto) confirm, and are not inconsistent with, Seller’s representation and warranties set forth in this Agreement (a “Seller Estoppel”). Seller’s certificate shall lapse as to unasserted claims by Buyer after a period of ninety (90) days from the Closing Date. Buyer acknowledges that it shall be required to take title subject to any matter set forth in the Estoppel Certificate provided the certifications therein are not otherwise inconsistent (in a material way) with Seller’s representations and warranties set forth in this Agreement and do not otherwise constitute a default by Seller hereunder.

7.3.7 The representations, warranties and certifications of Seller set forth in this Agreement shall survive the Closing for a period of six (6) months following the expiration of the Seller Lease, except that the representations and warranties set forth in Section 7.1.1 shall survive the Closing without limitation. Notwithstanding the foregoing, to the extent that an Estoppel Certificate complying with the requirements of Section 7.3.6 hereof is delivered to Buyer hereunder, any corresponding Seller’s representation and warranty relating to the Lease covered in a Seller Estoppel which is confirmed by such Estoppel Certificate shall, notwithstanding the survival of representations and warranties set forth herein, be deemed to lapse as of the date of receipt thereof by Buyer.

If the foregoing conditions shall not be satisfied (or waived in writing by Buyer), then Buyer shall have the right to terminate this Agreement and receive a refund of the Deposit, provided that the condition not so satisfied or waived by Buyer is material in nature given the size and scope of this transaction in that it shall have a material adverse financial impact on Buyer or the Property (unless such financial impact is ascertainable and Seller elects to reimburse Buyer for such amount). For the avoidance of doubt, to the extent susceptible of being cured by Seller, Seller, at its expense, shall cure any immaterial misrepresentation or any immaterial covenant required to be performed by Seller under this Agreement, at Seller’s expense.

7.4 Knowledge of Buyer and Seller. Notwithstanding anything to the contrary contained herein, if any of Seller’s representations and warranties set forth in this Article 7 shall be untrue or misleading and the same were actually known to Buyer, or, other than the representations set forth in Sections 7.1.2 (a) and 7.2.1 (a)-(d), Constructively Known to Buyer (as hereinafter defined), in each case, prior to the Effective Date, then Seller shall not have made, nor be deemed to have made, such misrepresentation hereunder or otherwise be, nor be deemed to be, in default hereunder by reason thereof nor shall the accuracy and correctness of such representations or warranties be a closing condition hereunder. All references in this Agreement to the knowledge of Seller shall be deemed to mean the actual present knowledge of Paul McNulty. Seller represents that Paul McNulty is in a position to have actual present knowledge of the matters set forth in Section 7.2.1 hereof. Information shall be deemed “Constructively Known” to Buyer if such information is contained in any due diligence documents or information posted on (and not removed from) the Diligence Website at least three (3) Business Days prior to the Effective Date.

7.5 Limitations on Liability. If Buyer commences a legal proceeding within a period of one hundred eighty (180) days following expiration of the Seller Lease, and a court of competent jurisdiction determines, pursuant to a final, non-appealable order in connection with such proceeding, that (i) Seller was in breach of a representation or warranty as of the date made in any material respect (subject to the provisions of Sections 7.3 and 7.4 hereof), (ii) Buyer suffered actual damages (as distinguished from consequential damages) (the “Damages”) by reason of such breach, and (iii) such breach was not actually known to Buyer or, other than the representations set forth in Sections 7.1.2 (a) and 7.2.1 (a)-(d)), such breach was not Constructively Known to Buyer, in each case, on or prior to the Closing Date, then Buyer shall be entitled to receive from Seller an amount equal to the Damages. In no event shall Buyer be entitled to sue, seek, obtain or be awarded Damages from Seller, unless and until the aggregate amount of all Damages for which Seller has liability exceeds the sum of Two Hundred Fifty Thousand Dollars ($250,000.00) (the “Material Breach Threshold”), whereupon Seller shall be liable to Buyer for all Damages suffered by Buyer above the Material Breach Threshold, but in no event shall Seller be liable to Buyer for any Damages to Buyer in excess of the sum of Four

Million Dollars ($4,000,000.00) (“Seller’s Maximum Liability Amount”). Notwithstanding anything to the contrary contained in this Section 7.5, Seller shall not be liable or responsible to Buyer for any Damages unless the aggregate amount of such Damages exceeds the Material Breach Threshold, and if the Damages exceed such amount, Buyer shall be responsible for (and Seller shall not be liable or responsible for) all such Damages up to and including $250,000.00. No Damages shall be payable in respect of any individual event that results in Damages of less than $250,000.00. Buyer shall not be entitled to make any claim for Damages hereunder with respect to the breach of any particular representation and warranty contained herein, after the survival period therefor, if any.

ARTICLE 8

CLOSING DATE

8.1 Closing.

The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place on September 22, 2014 (the “Scheduled Closing Date”). At any time at least ten (10) Business Days prior to the Scheduled Closing Date, Buyer shall have the one time right, upon written notice to Seller, to adjourn the Scheduled Closing Date until not later than September 29, 2014 (the “Scheduled Adjourned Closing Date”), which shall become the Scheduled Closing Date for all purposes under this Agreement and, as to which Scheduled Adjourned Closing Date, TIME SHALL BE OF THE ESSENCE with respect to the obligations of Buyer under this Agreement. In addition to any other rights of Seller under this Agreement to adjourn the Scheduled Closing Date, Seller may adjourn the Scheduled Closing Date to a date not later than October 31, 2014, by giving notice thereof to Buyer not later than September 19, 2014. The Scheduled Closing Date, or any such other date to which the Closing may be adjourned (a) by Seller (by not greater than sixty (60) days in the aggregate (in order to satisfy a condition to closing), provided that Seller may not adjourn the Scheduled Closing Date by more than an aggregate of ninety (90) days under this Section 8.1 and pursuant to its adjournment rights under Section 3.2.1), or (b) by mutual agreement of Buyer and Seller (it being agreed that neither party shall have any obligation to agree to another adjournment of the Closing except as expressly permitted pursuant to the terms of this Agreement), is referred to herein as the “Closing Date”. The Closing shall be held at the offices of Seller’s attorneys, Loeb & Loeb LLP, 345 Park Avenue, New York, New York 10154 or at the office of the Buyer’s lender or its counsel, provided such offices are in the Borough of Manhattan (it being agreed that the holding of the Closing at the offices of Buyer’s lender or its counsel is not intended to and shall not be construed as making the transactions contemplated hereby contingent upon Buyer obtaining any type of financing).

8.2 Seller’s Post-Closing Occupancy. At the Closing and as part of the Closing Documents to be delivered by the parties pursuant to Article 9, Seller and Buyer shall enter into a lease in the form annexed hereto as Exhibit E with respect to Seller’s post-closing occupancy of the Property (the “Seller’s Lease”).

ARTICLE 9

CLOSING DOCUMENTS

9.1 Closing.

9.1.1 At the Closing, contemporaneously with Buyer’s delivery to Seller of all of the Closing Documents required to be delivered by Buyer hereunder, Seller shall deliver or cause to be delivered to Buyer, duly executed by Seller in recordable form, where applicable, those Closing Documents to be delivered by Seller as set forth on Schedule 9.1.1 attached hereto and made a part hereof.

9.1.2 At the Closing, contemporaneously with Seller’s delivery to Buyer of all of the Closing Documents required to be delivered by Seller hereunder, Buyer shall deliver or cause to be delivered to Seller those Closing Documents to be delivered by Buyer, duly executed by Buyer in recordable form, where applicable, as set forth on Schedule 9.1.2 attached hereto and made a part hereof (the documents described in this Section 9.1.1 and in Section 9.1.2 and all other documents required to be delivered hereunder are referred to collectively as the “Closing Documents”).

9.2 Further Assurances. Seller and Buyer each agrees, at any time and from time to time at or after the Closing and after the Apportionment Date, to execute, acknowledge where appropriate, and deliver or cause to be executed, acknowledged and delivered such further instruments and documents and to take such other action as the other party or the Title Company may reasonably request to carry out the intent and purpose of this Agreement. The provisions of this Section 9.2 shall survive the Closing and the Apportionment Date.

ARTICLE 10

NOTICES

Any notice, demand or request required or permitted to be given under this Agreement (collectively, “notices”) must be in writing and given to the party to whom or which such notice is being sent, (a) by certified mail, postage prepaid, return receipt requested, (b) by nationally recognized overnight delivery service with receipt acknowledged in writing or (c) by hand delivery, against a signed receipt, addressed as follows:

If to Seller, to:

The Bank of New York Mellon

101 Barclay Street, 15E

New York, New York 10286

Attn: Director of Real Estate Services

with copies to:

The Bank of New York Mellon

BNY Mellon Center

500 Grant Street

Suite 1910

Pittsburgh, PA 15258

Attention: Real Estate Counsel and

Loeb & Loeb LLP

345 Park Avenue

New York, New York 10154

Attn: Kenneth W. Sold

If to Buyer, to:

c/o Macklowe Properties

767 Fifth Avenue

New York, NY 10153

Attn: Harry Macklowe

With copies to:

Paul Hastings LLP

75 East 55th Street

New York, New York 10022

Attn: Peter C. Olsen, Esq.

If to Escrow Agent, to:

Loeb & Loeb LLP

345 Park Avenue

New York, New York 10154

Attn: Raymond A. Sanseverino, Esq.

In the event of mailing, notices shall be deemed effective upon delivery or refusal of delivery; in the event of overnight delivery, notices shall be deemed effective on the next Business Day following deposit with the delivery service with appropriate receipt. From time to time either party may designate another or additional addresses for all purposes of this Agreement by giving the other party no less than ten (10) days’ prior notice of such change of address in accordance with the provisions of this Article 10. Each party’s counsel shall have the right to deliver notices on behalf of its client and any such notice shall be effective as if sent by such party.

ARTICLE 11

BROKER

Seller and Buyer each represents and warrants to the other that it has not dealt with any broker or agent in connection with the transaction contemplated by this Agreement other than CBRE, Inc. (the “Broker”). Buyer hereby indemnifies Seller and Seller-Related Parties and holds Seller and Seller-Related Parties harmless from and against any and all claims for commission, fee or other compensation by any other Person (other than the Broker) who shall claim to have dealt with Buyer or any Buyer-Related Parties in connection with this Agreement and for any and all costs incurred by Seller and Seller Related Parties in connection with such claims, including reasonable attorneys’ fees and disbursements. Seller agrees to pay the commission due to the Broker in connection with this transaction pursuant to a separate agreement. Seller hereby indemnifies Buyer and Buyer-Related Parties and holds Buyer and Buyer-Related Parties harmless from and against any and all claims for commission, fee or other compensation by any Person (including the Broker) who shall claim to have dealt with Seller or any Seller-Related Parties in connection with this Agreement and for any and all costs incurred by Buyer and Buyer-Related Parties in connection with such claims, including reasonable attorneys’ fees and disbursements. The provisions of this Article 11 shall survive the Closing or the sooner termination of this Agreement.

ARTICLE 12

DEFAULTS; REMEDIES

12.1 Buyer’s Default. If Buyer shall (a) fail or refuse to close on the Scheduled Closing Date (as the same may be adjourned) as required by the terms of this Agreement, (b) intentionally breach its obligations under Section 17.4 hereof, or (c) otherwise be in material default hereunder of any of its material obligations, which default under (b) or (c) shall continue for five (5) Business Days after written notice thereof is delivered by Seller to Buyer, the parties hereto agree that the damages that Seller would sustain as a result thereof would be substantial, but would be difficult to ascertain. Accordingly, the parties hereto agree that in the event of such default, failure or refusal by Buyer, Seller’s sole remedy shall be to terminate this Agreement and retain the Deposit as its sole and full and complete liquidated damages, in which case Buyer and Seller shall have no further rights or obligations under this Agreement, except those expressly provided herein to survive the termination of this Agreement. Nothing contained in this Section shall limit or diminish Buyer’s obligations or liabilities under Article 11 and Section 17.12 hereof. Notwithstanding anything to the contrary contained herein (but subject to the following sentence), Buyer may cure any breach of this Agreement (other than under Section 17.4) by payment of the full Purchase Price on the Scheduled Closing Date (as the same may be adjourned) and performing all its other material obligations at the Closing. Notwithstanding the foregoing, Seller shall not be obligated to (but may) convey the Property to Buyer or to a Buyer Affiliate under Section 17.4 if the representation made by Buyer in Section 17.23.2 is false (whether or not “to the best of Buyer’s knowledge”).

12.2 Seller’s Default. If Seller shall default in any of its material obligations hereunder (and such default shall continue for five (5) Business Days after written notice thereof is delivered by Buyer to Seller) or any material representations herein shall be untrue when made or on the Scheduled Closing Date (as the same may be adjourned) in any material way (and same is not cured), then Buyer shall be entitled either: (1) to terminate this Agreement and receive the return of the Deposit and Buyer’s Title Costs and Buyer’s actual out-of-pocket damages (including, without, limitation, reasonable attorneys’ fees) not to exceed an aggregate amount of $250,000, and neither of the parties hereto shall have any rights or obligations to the other hereunder except those expressly stated to survive the termination of this Agreement, or (2) to seek specific performance by Seller of its obligations under this Agreement by commencing an action within thirty (30) days after the expiration of the five (5) Business Day notice period referenced above, it being understood that if Buyer does not commence an action for specific performance within thirty (30) days after the expiration of the five (5) Business Day notice period referenced above, then Buyer’s sole remedy shall be to receive a return of the Deposit, receipt of Buyer’s Title Costs (subject to the terms and conditions of Article 16) Buyer’s actual out-of-pocket damages (including, without, limitation, reasonable attorneys’ fees) not to exceed an aggregate amount of $250,000, and terminate this Agreement. Buyer expressly agrees however, that Buyer shall not have the right to seek or recover any consequential, punitive or other damages (in excess of the reimbursements described above) or any similar additional sums or amounts by reason of such failure or refusal. Buyer shall have no right to seek specific performance if Seller is prohibited from performing Seller’s obligations hereunder by reason of any law, regulation or other legal requirement applicable to Seller. Nothing contained in this Section shall limit or diminish Seller’s obligations or liabilities under Article 11 and Section 17.12 hereof.

ARTICLE 13

CASUALTY; CONDEMNATION

13.1 Casualty. If all or any part of the Property is damaged by fire or other casualty occurring prior to the Closing, whether or not such damage affects a material part of the Property, then:

13.1.1 if the Repair Estimate (as hereinafter defined) is less than or equal to Twenty Million Dollars ($20,000,000), neither party shall have the right to terminate this Agreement and the parties shall nonetheless consummate this transaction in accordance with this Agreement, without any abatement of the Purchase Price or any liability or obligation on the part of Seller by reason of said destruction or damage; provided, however, that, in such event, (a) Seller shall assign to Buyer and Buyer shall have the right to make a claim for and to collect and retain (x) any casualty insurance proceeds payable under the casualty insurance policies in effect with respect to the Property on account of said physical damage or destruction as necessary to perform repairs to the Property and/or to rebuild the Property to substantially the same condition as existed prior to the occurrence of such fire or other casualty less (y) any costs incurred by Seller to collect such proceeds and any portion of such proceeds that Seller uses to make temporary or emergency repairs to the Property and (b) Buyer shall receive a credit against the balance of the Purchase Price due at Closing for the unpaid amount of the deductible on such casualty insurance policy. In such event, upon receipt of such casualty insurance proceeds, Buyer shall restore the Property to the condition that existed prior to the occurrence of such fire or other casualty.

13.1.2 if the Repair Estimate exceeds Twenty Million Dollars ($20,000,000), Buyer shall have the option, exercisable within fifteen (15) Business Days after receipt by Buyer of the Repair Estimate as described in Sections 13.2 and 13.3 hereof (but subject to Buyer’s right to object to the Repair Estimate), TIME BEING OF THE ESSENCE, to terminate this Agreement by delivering notice thereof to Seller, whereupon the Deposit shall be returned to Buyer, subject to the terms and conditions of Section 16 hereof, and this Agreement shall be deemed canceled and of no further force or effect, and neither party shall have any further rights or liabilities against or to the other except for the Effective Date Surviving Obligations. If a fire or other casualty described in this Section 13.1.2 occurs, and Buyer does not timely elect to terminate this Agreement, then Buyer and Seller shall consummate this transaction in accordance with this Agreement, without any abatement of the Purchase Price or any liability or obligation on the part of Seller by reason of said destruction or damage and, in such event, (a) Seller shall assign to Buyer and Buyer shall have the right to make a claim for and to collect and retain (x) any casualty insurance proceeds payable under the casualty insurance policies in effect with respect to the Property on account of said physical damage or destruction as necessary to perform repairs to the Property and/or to rebuild the Property to substantially the same condition as existed prior to the occurrence of such fire or other casualty less (y) any costs incurred by Seller to collect such proceeds and any portion of such proceeds that Seller uses to make temporary or emergency repairs to the Property and (b) Buyer shall receive a credit against the balance of the Purchase Price due at Closing for the unpaid amount of the deductible on such casualty insurance policy. In such event, upon receipt of such casualty insurance proceeds, Buyer shall restore the Property to the condition that existed prior to the occurrence of such fire or other casualty. Notwithstanding anything to the contrary in Section 13.1.1 or Section 13.1.2, if casualty insurance proceeds or the right to make a claim for and to collect such proceeds under the casualty insurance policies are to be assigned pursuant to Section 13.1.1 or Section 13.1.2, but same shall not be assignable, and/or such proceeds shall be insufficient to repair the Property and/or to rebuild the Property to substantially the same condition as existed prior to the occurrence of such fire or other casualty, then same shall be deemed a failure of a condition precedent to Buyer’s obligation to proceed to Closing.

13.1.3 The estimated cost to repair and/or restore (the “Repair Estimate”) shall be established by estimates obtained by Seller from independent contractors, subject to Buyer’s review and reasonable approval and the provisions of Section 13.1.4 hereof.

13.1.4 Any disputes under this Section 13 as to the estimated cost of repair or restoration shall be resolved by expedited arbitration before a single arbitrator acceptable to both Seller and Buyer in their reasonable judgment in accordance with the rules of the American Arbitration Association; provided, however, that if Seller and Buyer do not agree on an arbitrator within five (5) days after a dispute arises, then either party may request the American Arbitration Association to designate an arbitrator in the Borough of Manhattan, New York. Such arbitrator shall be an independent architect having at least ten (10) years of experience in the construction of first-class office/retail buildings in Manhattan. The determination of the arbitrator shall be conclusive and binding upon the parties. The costs and expenses of such arbitrator shall be borne equally by Seller and Buyer. Each party shall have the opportunity to submit a written report of up to 10 pages in connection with any such dispute.

13.1.5 If the Repair Estimate is not delivered to Buyer at least fifteen (15) Business Days prior to the then Scheduled Closing Date in accordance with the terms hereof, the Scheduled Closing Date shall automatically be extended until the later of (I) the date that is fifteen (15) Business Days following the delivery of such estimate in accordance with the terms hereof and (II) if any dispute is submitted to arbitration in accordance with Section 13.3 hereof, then fifteen (15) Business Days following the date of the determination of the arbitrator.

13.1.6 Notwithstanding anything to the contrary contained in this Agreement, if the Property is damaged by fire or other casualty and this Agreement is not terminated in the circumstances described above, but either (a) greater than twenty-five (25%) percent of the area of the Property is damaged or rendered untenantable or (b) less than twenty-five (25%) percent of the area of the Property is damaged or rendered untenantable but such repair and restoration would not be completed within six (6) months after the Closing, then either Seller or Buyer, upon notice to the other party, may elect not to enter into Seller’s Lease and Buyer may, but shall not be obligated to, repair and restore the Property.

13.2 Condemnation. If, prior to the Closing, all or a Material Part (as hereinafter defined) of the Property is taken by eminent domain, Buyer may, by notice to Seller given within ten (10) Business Days after notice to Buyer of the taking, elect to cancel this Agreement. In the event that Buyer shall so timely elect, the Deposit shall be paid to Buyer and this Agreement shall terminate, whereupon neither of the parties hereto shall have any rights or obligations to the other hereunder except those expressly stated to survive the termination of this Agreement. Unless this Agreement is so canceled, or if less than a Material Part of the Property is taken by eminent domain, this Agreement shall remain in full force and effect in which event Seller shall, on the Closing Date, and upon receipt of the balance of the Purchase Price, assign and pay over to Buyer any awards and sums of money collected by Seller as an award for any taking by eminent domain, after deducting its reasonable attorneys’ fees and disbursements in connection with such proceeding. In addition, Seller shall assign, transfer and set over to Buyer all of Seller’s right, title and interest in and to any portion of any condemnation award not yet received by Seller. For purposes of this Section 13.2, “Material Part” shall mean shall mean a taking of more than twenty (20%) percent of the floor area of the Building.

13.3 General Obligations Law. The provisions of this Article 13 are intended to constitute an “express provision to the contrary” within the meaning of Section 5-1311 of the New York General Obligations Law. The provisions of this Article 13 shall survive the Closing.

ARTICLE 14

AS-IS; WHERE-IS;

DISCLAIMER; WAIVER OF CLAIMS

14.1 Disclaimers; As-Is.

14.1.1 BUYER ACKNOWLEDGES THAT IT IS A SOPHISTICATED BUYER, WITH EXPERIENCE IN OWNING, LEASING AND OPERATING REAL PROPERTY IN THE NATURE OF THE PROPERTY. BUYER REALIZES THE NATURE OF THIS TRANSACTION, UNDERSTANDS AND IS FREELY TAKING ALL RISKS, IF ANY, INVOLVED IN CONNECTION WITH THIS TRANSACTION AND ACKNOWLEDGES THAT THE SAME IS REFLECTED IN THE PURCHASE PRICE AND THE TERMS UPON WHICH BUYER IS WILLING TO PURCHASE AND SELLER IS WILLING TO SELL.

14.1.2 EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT AND THE CLOSING DOCUMENTS, THE PROPERTY IS BEING SOLD BY SELLER, AND BUYER AGREES TO ACCEPT THE PROPERTY IN AS-IS AND WHERE-IS CONDITION ON THE EFFECTIVE DATE (SUBJECT TO REASONABLE WEAR AND

TEAR AND SELLER’S OBLIGATIONS HEREIN TO MAINTAIN (OR CAUSE TO BE MAINTAINED) THE PROPERTY BETWEEN THE EFFECTIVE DATE AND THE CLOSING DATE IN THE MANNER REQUIRED UNDER THIS AGREEMENT). BUYER ACKNOWLEDGES, REPRESENTS AND WARRANTS THAT (I) BUYER HAS HAD AMPLE OPPORTUNITY TO MAKE AN INDEPENDENT INVESTIGATION AND EXAMINATION OF THE PROPERTY (AND ALL MATTERS RELATED THERETO), AND TO BECOME FULLY FAMILIAR WITH THE PHYSICAL CONDITION AND ENVIRONMENTAL CONDITIONS OF THE PROPERTY, INCLUDING THE OPPORTUNITY TO INSPECT, EXAMINE, INVESTIGATE AND SAMPLE THE PROPERTY TO BUYER’S SATISFACTION AND, ACCORDINGLY, BUYER SHALL RELY ON THAT INSPECTION, EXAMINATION, INVESTIGATION AND SAMPLING, (II) BUYER HAS HAD THE OPPORTUNITY TO INSPECT, EXAMINE AND INVESTIGATE ALL LAWS, ORDINANCES, AND GOVERNMENTAL RULES AND REGULATIONS AND LICENSES AND PERMITS RELATING THERETO AND IS PURCHASING THE PROPERTY SUBJECT TO ANY VIOLATIONS THEREOF (BUT NOT ANY FINES OR PENALTIES IN CONNECTION THEREWITH), (III) BUYER HAS HAD THE OPPORTUNITY TO INDEPENDENTLY INVESTIGATE, ANALYZE AND APPRAISE THE VALUE AND THE PROFITABILITY OF THE PROPERTY AND (IV) SELLER AND SELLER-RELATED PARTIES HAVE NOT MADE ANY VERBAL OR WRITTEN REPRESENTATIONS, WARRANTIES OR STATEMENTS OF ANY NATURE OR KIND WHATSOEVER TO BUYER, WHETHER EXPRESS OR IMPLIED, WITH RESPECT TO ANY MATTER WHATSOEVER, EXCEPT AS EXPRESSLY SET FORTH HEREIN AND IN THE CLOSING DOCUMENTS, AND, IN PARTICULAR, EXCEPT AS EXPRESSLY SET FORTH HEREIN AND IN THE CLOSING DOCUMENTS, NO REPRESENTATIONS OR WARRANTIES HAVE BEEN MADE OR SHALL BE MADE WITH RESPECT TO (A) THE PHYSICAL CONDITION OR OPERATION OF THE PROPERTY, INCLUDING THE EXISTENCE OF ANY ENVIRONMENTAL HAZARDS OR CONDITIONS THEREON (INCLUDING THE PRESENCE OF ASBESTOS CONTAINING MATERIALS OR THE RELEASE OR THREATENED RELEASE OF HAZARDOUS MATERIALS), (B) THE REVENUES OR EXPENSES OF THE PROPERTY, (C) THE ZONING AND OTHER LAWS AND/OR ANY PERMANENT OR TEMPORARY CERTIFICATE OF OCCUPANCY APPLICABLE TO THE PROPERTY OR THE COMPLIANCE OF THE PROPERTY THEREWITH, (D) THE STATUS OF ANY APPROVALS REQUIRED FOR THE DEVELOPMENT OF THE PROPERTY, (E) THE NATURE AND EXTENT OF ANY MATTER AFFECTING TITLE TO THE PROPERTY, (F) THE QUANTITY, QUALITY, OR CONDITION OF THE PERSONALTY, (G) WHETHER OR NOT THE REAL ESTATE TAXES CURRENTLY ASSESSED AGAINST THE PROPERTY ACCURATELY REFLECT THE VALUE THEREOF, (H) THE TAX LIABILITY OF THE PROPERTY, (I) THE ASSESSED VALUE OF THE PROPERTY AND THE TAX LIABILITY THEREFOR SUBSEQUENT TO THE CLOSING, OR (J) ANY OTHER MATTER OR THING AFFECTING OR RELATING TO THE PROPERTY, OR ANY PORTION THEREOF, THE INTERESTS THEREIN TO BE CONVEYED TO BUYER PURSUANT TO THE TERMS OF THE TRANSACTIONS CONTEMPLATED HEREBY. BUYER HAS HAD THE OPPORTUNITY TO INSPECT THE PROPERTY AND WILL RELY ON THAT INSPECTION AND OTHER FURTHER INSPECTIONS AND RIGHTS WHICH ARE PROVIDED FOR IN THIS AGREEMENT AND/OR THE CLOSING DOCUMENTS.

EXCEPT AS OTHERWISE SET FORTH IN THIS AGREEMENT AND THE CLOSING DOCUMENTS, BUYER RELEASES SELLER, THE SELLER RELATED PARTIES AND THEIR RESPECTIVE SUCCESSORS AND ASSIGNS FROM AND AGAINST ANY AND ALL CLAIMS WHICH BUYER OR ANY PARTY RELATED TO OR AFFILIATED WITH BUYER (EACH, A “BUYER RELATED PARTY”) HAS OR MAY HAVE ARISING FROM OR RELATED TO ANY MATTER OR THING RELATED TO OR IN CONNECTION WITH THE PROPERTY, INCLUDING THE DUE DILIGENCE DOCUMENTS AND INFORMATION DELIVERED TO BUYER OR OTHERWISE REFERRED TO HEREIN, THE LEASES AND THE TENANTS THEREUNDER, ANY CONSTRUCTION DEFECTS, ERRORS OR OMISSIONS IN THE DESIGN OR CONSTRUCTION AND ANY ENVIRONMENTAL CONDITIONS, AND NEITHER BUYER NOR ANY BUYER RELATED PARTY SHALL LOOK TO SELLER, THE SELLER RELATED PARTIES OR THEIR RESPECTIVE SUCCESSORS AND ASSIGNS IN CONNECTION WITH THE FOREGOING FOR ANY REDRESS OR RELIEF. THIS RELEASE SHALL BE GIVEN FULL FORCE AND EFFECT ACCORDING TO EACH OF ITS EXPRESS TERMS AND PROVISIONS, INCLUDING THOSE RELATING TO UNKNOWN AND UNSUSPECTED CLAIMS, DAMAGES AND CAUSES OF ACTION.

14.1.3 EXCEPT AS SET FORTH IN THIS AGREEMENT AND THE CLOSING DOCUMENTS, SELLER HEREBY SPECIFICALLY DISCLAIMS ANY WARRANTY, GUARANTY, ORAL OR WRITTEN, EXPRESS OR IMPLIED OR ARISING BY OPERATION OF LAW OR OTHERWISE, WITH RESPECT TO THE MATTERS REFERRED TO IN THIS SECTION 14.1 AND ANY WARRANTY OF CONDITION, HABITABILITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, IN RESPECT TO THE PROPERTY. BUYER DECLARES AND ACKNOWLEDGES THAT THIS EXPRESS DISCLAIMER SHALL BE CONSIDERED A MATERIAL AND INTEGRAL PART OF THIS SALE AND IS REFLECTED IN THE CONSIDERATION PAYABLE BY BUYER HEREUNDER AND, AS AN INDUCEMENT FOR SELLER TO PROCEED WITH THIS TRANSACTION, BUYER FURTHER DECLARES AND ACKNOWLEDGES THAT THIS DISCLAIMER HAS BEEN BROUGHT TO THE ATTENTION OF BUYER AND EXPLAINED IN DETAIL AND THAT BUYER HAS VOLUNTARILY AND KNOWINGLY CONSENTED THERETO.

14.2 Acceptance of Closing Documents; Waivers. Except for those matters expressly set forth in this Agreement to survive the Closing and/or the Apportionment Date, and except for the agreements of Seller and Buyer set forth in the Closing Documents or otherwise entered into at the Closing, Buyer’s acceptance of the Deed and the other Closing Documents shall be and be deemed to be an acknowledgment by Buyer that Seller has fully performed, discharged and complied with all of Seller’s obligations, covenants and agreements hereunder and that Seller shall have no further liability with respect thereto.

14.3 Survival. The provisions of this Article 14 shall survive the Closing.

ARTICLE 15

CONFIDENTIALITY

15.1 Confidentiality. Buyer agrees that any inspections of the Property and due diligence documents delivered or made available to Buyer shall (i) be held in strict confidence by Buyer and Buyer’s representatives, employees and attorneys, (ii) not be used for any purpose other than the investigation and evaluation of the Property by Buyer and Buyer’s representatives, employees and agents and prospective lenders and investors, and (iii) not be disclosed, divulged or otherwise furnished to any other person or entity except to Buyer’s attorneys, permitted assignees, investors, prospective lenders and investors or as required by law.

The provisions of this Article 15 shall survive the termination of this Agreement.

ARTICLE 16

ESCROW

16.1 Escrow Terms. The Deposit shall be held in escrow by Escrow Agent in accordance with the following terms:

(a) Escrow Agent shall deposit the Deposit in a money market account or similar interest-bearing account at Citibank, N.A. or purchase a Treasury Bill issued by the United States Government. Anything contained herein to the contrary notwithstanding, any interest that shall accrue shall be for the benefit of, and paid to, the party entitled to receive the Deposit as herein provided, as and when such Deposit is paid;

(b) Upon Closing, Escrow Agent shall release the Deposit to Seller to be applied in partial payment of the Purchase Price; and

(c) In the event of any termination of this Agreement pursuant to which the Deposit is payable to (i) Seller, Escrow Agent shall pay the Deposit directly to Seller, or (ii) Buyer, Escrow Agent shall pay the Deposit directly to Buyer after which, in any of such events, Escrow Agent shall be released from any and all obligations under this Agreement in respect of the Deposit.

16.1.2 Escrow Agent shall not commingle the Deposit with any funds of Escrow Agent or others (other than, in accordance with Escrow Agent’s ordinary operation of its attorney’s trust account for holding third-party funds in compliance with all applicable law and ethical restrictions) and shall upon request advise the parties of the number of the bank account in which the deposit is made.

16.2 Duties of the Escrow Agent. It is agreed that:

16.2.1 The duties of Escrow Agent are only as herein specifically provided, and, except for the provisions of Section 16.1 hereof, are purely ministerial in nature, and Escrow Agent shall incur no liability whatsoever except for its willful misconduct or gross negligence;

16.2.2 In the performance of its duties hereunder, Escrow Agent shall (i) be entitled to rely upon any document, instrument or signature believed by it to be genuine and signed by either of the other parties or their successors or as may be issued by any bank or institution and (ii) neither be responsible for, or under, nor chargeable with knowledge of, the terms and conditions of any other agreement, instrument or document executed in connection herewith, and shall be required to act in respect of the Deposit only as provided in this Agreement;

16.2.3 Escrow Agent may assume that any person purporting to give any notice of instruction on behalf of Buyer or Seller in accordance with the provisions of this Agreement has been duly authorized to do so;

16.2.4 Escrow Agent shall not be bound by any modification of this Agreement unless a fully executed copy of the same has been delivered to Escrow Agent;

16.2.5 Except as provided in Section 16.3 hereof, Seller and Buyer shall jointly and severally reimburse and indemnify Escrow Agent for, and hold it harmless from and against, any and all loss, liability, costs or expenses in connection herewith, including reasonable attorneys’ fees and disbursements, incurred without willful misconduct or gross negligence on the part of the Escrow Agent, arising out of or in connection with its acceptance of, or the performance of its duties and obligations under, this Agreement, as well as the reasonable costs and expenses of defending against any claim or liability arising out of or relating to this Agreement;

16.2.6 Upon disbursement of the Deposit being held pursuant to this Agreement in accordance with the terms of this Agreement, Escrow Agent shall be released and discharged from and against any and all actions, causes of action, suits, debts, contracts, controversies, agreements, liabilities, damages, judgments, claims and demands whatsoever, in Law or in equity by reason of, or in connection with, this Agreement;

16.2.7 Escrow Agent shall be entitled to rely upon, and shall be fully protected from all liability, loss, cost, damage or expense in acting or omitting to act pursuant to, any instruction, order, judgment, certification, affidavit, demand, notice, opinion, instrument or other writing delivered to it hereunder without being required to determine the authenticity of such document, the correctness of any fact stated therein, the propriety of the service thereof or the capacity, identity or authority of any party purporting to sign or deliver such document;

16.2.8 Escrow Agent may consult with counsel of its choice, which may include attorneys in the firm of Loeb & Loeb LLP, and shall not be liable for any action taken or omitted to be taken in good faith by Escrow Agent in accordance with the advice of such counsel; and

16.2.9 Escrow Agent shall not be entitled to any fee for performing its duties hereunder.

16.3 Disputes. Escrow Agent is acting as stakeholder only with respect to the Deposit. Upon Closing, Escrow Agent shall release the Deposit to Seller to be applied in partial payment of the Purchase Price and the interest accrued thereon shall be paid to Seller in accordance with Section 2.2 hereof. In all other cases other than Closing, unless Escrow Agent shall receive joint written authorization from Buyer and Seller regarding the delivery of the Deposit, then prior to the release of the Deposit to Buyer or Seller, as the case may be, Escrow Agent shall deliver a notice to Buyer and Seller that it intends to deliver the Deposit to Buyer or Seller, as the case may be. If no notice is received by Escrow Agent from Buyer or Seller within seven (7) Business Days of Escrow Agent’s delivery of the notice as aforesaid directing Escrow Agent to not so release the Deposit, then Escrow Agent shall make the requested delivery. If there is any dispute as to whether Escrow Agent is obligated to deliver the Deposit or as to whom the Deposit is to be delivered, Escrow Agent shall not be required to make any delivery, but in such event Escrow Agent shall either (x) hold the same until receipt by Escrow Agent of an authorization in writing, signed by all of the parties having any interest in such dispute, directing the disposition of the Deposit, or (y) in the absence of such authorization, Escrow Agent shall hold the Deposit until the final, non-appealable determination of the rights of the parties in an appropriate proceeding. If such written authorization is not given, or proceedings for such determination are not begun within thirty (30) days after a dispute arises and diligently continued, Escrow Agent may, but is not required to, bring an appropriate action or proceeding for leave to deposit the Deposit in a court of competent jurisdiction pending such determination. Escrow Agent shall be reimbursed for all reasonable costs and expenses of such action or proceeding, including reasonable attorneys’ fees and disbursements, by the party determined not to be entitled to the Deposit. Upon making delivery of the Deposit in the manner provided in this Agreement, Escrow Agent shall have no further liability hereunder.

16.4 Escrow Agent/Seller Relationship. Buyer acknowledges that Escrow Agent represents Seller in the transactions contemplated by this Agreement and, accordingly, agrees and consents to Escrow Agent’s continued representation of Seller at the Closing and in the event of any dispute hereunder.

16.5 Execution by Escrow Agent. Escrow Agent has executed this Agreement solely to evidence Escrow Agent’s receipt of the Deposit and its agreement to hold the Deposit in escrow, and to deliver same pursuant to and in accordance with the provisions of this Agreement.

ARTICLE 17

MISCELLANEOUS

17.1 Entire Agreement. This Agreement, the Exhibits and Schedules annexed hereto (which are incorporated herein by reference), and any contemporaneously executed agreements, are the entire agreement between Seller and Buyer concerning the sale of the Property and all understandings and agreements heretofore had or made between the parties hereto re merged in this Agreement which, together with aforementioned agreements and other items, alone fully and completely expresses the agreement of the parties hereto.

17.2 Modification. Except as otherwise provided herein, this Agreement may not be changed, modified, supplemented or terminated, except by an instrument executed by the parties hereto which are or will be affected by the terms of such change, modification, supplement or termination. Either party hereto may waive any of the terms and conditions of this Agreement made for its benefit, provided such waiver is in writing and signed by the party waiving such term or condition.

17.3 Binding Agreement. Subject to the provisions of this Agreement, including Section 17.4, the terms, covenants, agreements, conditions, representations and warranties contained in this Agreement shall inure to the benefit of and be binding upon the respective parties hereto. This Agreement shall not inure to the benefit of or be enforceable by any other Person.

17.4 Assignment. Buyer shall not have the right to assign its interest in and to this Agreement without the prior written consent of Seller, which may be granted or denied in Seller’s sole and absolute discretion. Any transfers of any direct or indirect beneficial interests in Buyer shall, for purposes of this Section 17.4, be deemed to constitute an assignment by Buyer. Any assignment by Buyer without Seller’s prior written consent shall be deemed null and void and shall be a material default by Buyer hereunder entitling Seller, at its option, to exercise any of its powers, privileges, rights or remedies under this Agreement or at law or in equity. Notwithstanding anything to the contrary contained in this Section 17.4, Buyer shall have the one-time right, without consent by Seller, to assign this Agreement (including the Deposit and all rights hereunder) to a Buyer Affiliate (as defined below), provided that Buyer delivers to Seller notice of such assignment at least two (2) Business Days prior to the Closing (which notice shall include a representation that the proposed assignee satisfies the criteria for a Buyer Affiliate and the identity of the Beneficial Owners of the Buyer Affiliate to enable Seller to perform its customary searches to confirm that the representation contained in Section 17.23.2 remains accurate), and at or prior to Closing, a fully executed copy of the assignment and assumption agreement. “Buyer Affiliate” shall mean any entity in which Harry Macklowe, Al Mirqab Capital SPC (and/or one or more of its affiliates), and QInvest, LLC (and/or an individual investor advised by QInvest, LLC) owns more than 25% of the legal and beneficial interests at the time of the Closing. In the event that Seller consents to an assignment of this Agreement (in its sole and absolute discretion) or in the event of an assignment to a Buyer Affiliate, no such assignment shall relieve the named Buyer of its obligations hereunder. Any Buyer Affiliate shall complete and deliver the Patriot Act Disclosure Form in the form of Exhibit J attached hereto.

17.5 No Press Releases. The parties hereto agree that no press or other publicity release or communication to the general public concerning the transactions contemplated by this Agreement shall be issued by any party without Buyer’s and Seller’s prior written approval, unless same is required (i) by Governmental Authorities or (ii) to effect the transactions contemplated by this Agreement, provided that Seller’s prior written approval shall not be unreasonably withheld or delayed so long as such press or publicity release or communication does not identify Seller. It is understood that the foregoing shall not preclude either party hereto from (a) discussing the substance of the transaction contemplated in this Agreement or any of the terms thereof with its respective attorneys, accountants, professional consultants, prospective investors, prospective lenders or any of their respective counsel or other representatives, or (b) complying with applicable Laws. The terms of this Section 17.5 shall expressly survive the Closing or the sooner termination of this Agreement but shall not survive the expiration date of Seller’s Lease.

17.6 Illegality. If any term or provision of this Agreement or the application thereof to any Person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Agreement or the application of such term or provision to Persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each term and provision of this Agreement shall be valid and enforced to the fullest extent permitted by Law.

17.7 Choice of Law. THIS AGREEMENT AND THE EXHIBITS AND SCHEDULES ANNEXED HERETO, SHALL BE GOVERNED BY, INTERPRETED UNDER, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK.

17.8 Construction. The headings and captions of the various Articles and Sections of this Agreement have been inserted solely for purposes of convenience, are not part of this Agreement, and shall not be deemed in any manner to modify, explain, expand or restrict any of the provisions of this Agreement. Unless stated to the contrary, all references to Articles, Sections, paragraphs or clauses herein shall be to the specified Article, Section, paragraph or clause of this Agreement, and all references to Exhibits and Schedules shall be to the specified Exhibits and Schedules attached hereto. All Exhibits and Schedules attached hereto are made a part hereof. All terms defined herein shall have the same meaning in the Exhibits and Schedules, except as otherwise provided therein. All references in this Agreement to “this Agreement” shall be deemed to include the Exhibits and Schedules attached hereto. The terms “hereby”, “hereof”, “hereto”, “hereunder” and any similar terms as used in this Agreement, refer to this Agreement in its entirety and not only to the particular portion of this Agreement where the term is used. Whenever in this Agreement provision is made for the payment of attorneys’ fees, such provision shall be deemed to mean reasonable attorneys’ fees and paralegals’ fees. The term “including” when used herein shall mean “including, without limitation.” Wherever in this Agreement the singular number is used, the same shall include the plural, and the masculine gender shall include the feminine and neuter genders, and vice versa, as the context shall require.

17.9 Agreements Enforceable Against Named Parties Only.

17.9.1 The covenants and agreements of Buyer herein are accepted by Seller as the covenants and agreements of the entity named as Buyer at the top of the first page of this Agreement and of no other Person, and shall be enforceable by Seller against Buyer and its permitted assigns, only and not against any other Person as either disclosed or undisclosed principals.

17.9.2 The covenants and agreements of Seller herein are accepted by Buyer as the covenants and agreements of the banking corporation named as Seller at the top of the first page of this Agreement and of no other Persons, and shall be enforceable by Buyer and its permitted assigns against said banking corporation only and not against any other Persons as either disclosed or undisclosed principals.

17.10 Ambiguities. Each party acknowledges that it and its counsel have reviewed this Agreement, and the parties hereby agree that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

17.11 Sales Tax. Any sales tax, if any, payable in respect of any Personalty shall be the sole responsibility of Buyer and Buyer agrees to indemnify Seller from and against any loss, cost or expense (including, but not limited to interest or penalties) Seller may incur in connection with any sales tax due thereon. Seller and Buyer acknowledge and agree that, although the Personalty is an integral part of the subject transaction, no part of the Purchase Price is attributable thereto. The provisions of this Section shall survive the Closing.

17.12 Expenses. If any legal action or other proceeding is brought for the enforcement of this Agreement or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party or parties shall be entitled to recover its reasonable fees and costs, including reasonable attorneys’ fees, court costs and other costs incurred in such action or proceeding, in addition to any other relief to which it or they may be entitled. The provisions of this Section shall survive the Closing or earlier termination of this Agreement.

17.13 Counterparts; PDF. This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which shall constitute one and the same Agreement. Any signature page to any counterpart may be detached from such counterpart without impairing the legal effect of the signatures thereon and thereafter attached to another counterpart identical thereto except having attached to it additional signature pages. Electronic (PDF) signatures on this Agreement transmitted by email confirmed as received by a party shall be binding and effective for all purposes as if original signature pages were delivered by the parties.

17.14 Waiver of Trial by Jury. THE RESPECTIVE PARTIES HERETO SHALL AND THEY HEREBY DO WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER ON ANY MATTERS WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT, OR FOR THE ENFORCEMENT OF ANY REMEDY UNDER ANY STATUTE, EMERGENCY OR OTHERWISE. THE PROVISIONS OF THIS SECTION SHALL SURVIVE THE CLOSING OR EARLIER TERMINATION OF THIS AGREEMENT.

17.15 Third Party Beneficiaries. Except as expressly set forth herein, no Person other than the parties hereto and their permitted assigns, shall have any rights or claims under this Agreement.

17.16 Jurisdiction.

17.16.1 FOR THE PURPOSES OF ANY SUIT, ACTION OR PROCEEDING INVOLVING THIS AGREEMENT, BUYER AND SELLER EACH HEREBY EXPRESSLY SUBMITS TO THE JURISDICTION OF ALL FEDERAL AND STATE COURTS SITTING IN THE COUNTY OF NEW YORK IN THE STATE OF NEW YORK AND CONSENTS THAT ANY ORDER, PROCESS, NOTICE OR MOTION OR OTHER APPLICATION TO OR BY ANY SUCH COURT OR A JUDGE THEREOF MAY BE SERVED AS PERMITTED BY LAW, AND BUYER AND SELLER EACH AGREES THAT SUCH COURTS SHALL HAVE EXCLUSIVE JURISDICTION OVER ANY SUCH SUIT, ACTION OR PROCEEDING COMMENCED BY EITHER PARTY.

17.16.2 BUYER AND SELLER EACH HEREBY IRREVOCABLY WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT BROUGHT IN ANY FEDERAL OR STATE COURT SITTING IN THE COUNTY OF NEW YORK IN THE STATE OF NEW YORK AND HEREBY FURTHER IRREVOCABLY WAIVES ANY CLAIM THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

17.16.3 THE PROVISIONS OF THIS SECTION SHALL SURVIVE THE CLOSING OR EARLIER TERMINATION OF THIS AGREEMENT.

17.17 No Recording. Each party hereto covenants and agrees that it has no right and in no event will either party record or cause to be recorded this Agreement or any memorandum hereof or affidavit, assignment or other document relating to this Agreement (other than a lis pendens filed/recorded in connection with Buyer’s enforcement of its rights hereunder) and, if either party breaches the provisions of this Section, the other party shall have the option of terminating this Agreement and retaining the Deposit (in Seller’s case, as liquidated damages).

17.18 Not an Offer. Notwithstanding anything herein to the contrary, it is to be strictly understood and agreed that (a) the submission by Seller to Buyer of any drafts of this Agreement or any correspondence with respect thereto shall (i) be deemed submission solely for Buyer’s consideration and not for acceptance and execution, (ii) have no binding force or effect, (iii) not constitute an option for the purchase of the Property or conveyance of the Property by Seller to Buyer and (iv) not confer upon Buyer or any other party any title or estate in the Property, (b) the terms and conditions of this Agreement shall not be binding upon either party hereto in any way unless and until it is unconditionally executed and delivered by both parties in their respective sole and absolute discretion and all conditions precedent to the effectiveness thereof including, but not limited to, the delivery of the Deposit to Escrow Agent, shall have been fulfilled or waived in writing, and (c) if this Agreement is not so executed and delivered for any reason whatsoever (including, without limitation, either party’s willful or other refusal to do so or bad faith), neither party shall be liable to the other with respect to this Agreement on account of any written, oral or parole representations, negotiations, or drafts, comments or correspondence between the parties or their respective agents or representatives on any legal or equitable theory (including, without limitation, part performance, promissory estoppel, undue enrichment, detrimental reliance, breach of good faith negotiation obligation or otherwise)

17.19 Failure of Deposit. If the payment made on account of the Deposit is by check, and if such check fails collection in due course, and such failure is not corrected by Buyer within two (2) Business Days after notice of such failure, Seller, at its option, may declare this Agreement null, void and of no force and effect, and may pursue its remedies against Buyer upon such check or in any other manner permitted by law, such remedies being cumulative.

17.20 No Waiver. Except as may otherwise be expressly provided herein, the failure of either party hereto to seek redress for any breach, or to insist upon the strict performance, of any covenant or condition of this Agreement by the other shall not be, or be deemed to be, a waiver of the breach or failure to perform (unless the time specified herein for the exercise of such right, or satisfaction of such condition, has expired), nor prevent a subsequent act or omission in violation of, or not strictly complying with, the terms hereof from constituting a default hereunder.

17.21 No Survival. Except as otherwise expressly provided to the contrary in this Agreement, the delivery and acceptance of the Deed at the Closing shall be deemed to constitute full compliance by Seller with all of the terms, conditions and covenants of this Agreement on Seller’s part to be performed, and the representations, warranties, covenants or other obligations of Seller set forth in this Agreement shall not survive the Closing, and no action based thereon shall be commenced after the Closing.

17.22 Tax Free Exchange. Either party (the “Exchangee”) acknowledges that the other party (the “Exchangor”) may wish to utilize the transaction contemplated by this Agreement as part of a tax free exchange under Section 1031 of the Internal Revenue Code of 1986, as amended. Exchangee shall reasonably cooperate with Exchangor and any qualified intermediary selected by Exchangor, at Exchangor’s sole cost and expense, in Exchangor’s efforts to effectuate and coordinate the Closing as part of such a tax free exchange, provided that (i) Exchangor shall pay all out-of-pocket costs or expenses incurred by Exchangee directly as a result of such exchange; (ii) Exchangee shall not be required to purchase any replacement property in connection with any such exchange or incur any liability to any third party as a result of such exchange; (iii) the Closing will not be postponed, other than as may be permitted under this Agreement, due to such exchange; (iv) such exchange shall have no adverse tax or other economic impact on the Exchangee; and (v) the Exchangor shall indemnify and hold harmless the Exchangee from any and all cost, claim, liability, damage or expense incurred by the Exchangee as a result of such exchange. Exchangor may assign this Agreement and its rights hereunder to any qualified intermediary for the purpose of completing a tax free exchange under Section 1031 of the Internal Revenue Code of 1986, as amended. In the event of such an assignment, the documents and instruments to be delivered by Exchangee at the Closing shall, at such qualified intermediary’s option, be delivered to such qualified intermediary or its designee.

17.23 Patriot Act.

17.23.1 Disclosure. At the Closing, Buyer shall execute and deliver to Seller a disclosure form in the form of Exhibit J attached hereto (“Patriot Act Disclosure Form”) setting forth the information required by the form for each individual and entity that owns a direct or indirect legal or beneficial interest in Buyer (each, a “Beneficial Owner”).

17.23.2 Representation. Neither the Buyer nor any Beneficial Owner (i) is listed on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Assets Control, Department of the Treasury or is the subject or target of any other Sanctions (defined below), (ii) is in violation of any Anti-Terrorism Law (defined below), (iii) is under investigation by any governmental authority for (or has been charged with) violating any Anti-Terrorism Law, or (iv) has been notified that any of its or their assets have been “frozen” by any governmental authority.

As used herein,

“Anti Terrorism Law” means any Law related to money laundering or financing terrorism including, without limitation, (a) the Patriot Act, (b) The Currency and Foreign Transactions Reporting Act (31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959) (also known as the “Bank Secrecy Act”), (c) the Trading With the Enemy Act (50 U.S.C. § 1 et seq.), and (d) Executive Order 13224 (effective September 24, 2001).

“Sanctions” means sanctions administered or enforced by (a) the US Department of the Treasury’s Office of Foreign Assets Control, (b) the US Department of State, (c) the United Nations Security Council, (d) the European Union, (e) Her Majesty’s Treasury of the United Kingdom, and (f) other relevant sanctions authority.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

SELLER: THE BANK OF NEW YORK MELLON

By:	/s/ Dean M. Steigauf
Name:	Dean M. Steigauf
Title:	Managing Director

PURCHASE AND SALE AGREEMENT – ONE WALL STREET

BUYER: MIP ONE WALL STREET ACQUISITION LLC

By:	/s/ Harry Macklowe
Harry Macklowe
Authorized Signatory

PURCHASE AND SALE AGREEMENT – ONE WALL STREET

For Purposes of Article 16:

The undersigned Escrow Agent hereby acknowledges receipt of the Deposit and agrees that it shall hold the same, and any interest accruing thereon, if any, in escrow pursuant to the provisions of Article 16 hereof.

LOEB & LOEB LLP

Escrow Agent

By:	/s/ Raymond A. Sanseverino
Raymond A. Sanseverino, partner

PURCHASE AND SALE AGREEMENT – ONE WALL STREET

SCHEDULE 1

DEFINITIONS

For all purposes of this Agreement, the following terms shall have the respective meanings specified below:

“Additional Rents” means additional percentage, tax, overage and escalation rents, insurance charges, rubbish removal charges, sprinkler charges, water charges, utility charges, HVAC charges, electricity charges and other similar amounts payable under the Leases as well as all amounts deemed to be additional rent or Additional Rent under the Leases and all other amounts payable to Tenant under the Leases.

“Agreement” means this Agreement, the Exhibits and Schedules and all amendments, modifications and extensions hereto and thereto.

“Apportionment Date” shall have the meaning set forth in Section 4.1.

“Assumed Contracts” shall have the meaning set forth in Section 5.1.8.

“Bargaining Unit Employees” shall mean those individuals who are employees of Seller (or its managing agent) at the Property and who are represented by The International Union of Operating Engineers, Local 94-94A-94B, AFL-CIO, and covered by a collective bargaining agreement.

“Beneficial Owner” shall have the meaning set forth in Section 17.23.1.

“Broker” shall have the meaning set forth in Article 11.

“Building” shall have the meaning set forth in Section 2.1.

“Business Day” means each day, except Saturdays, Sundays and all days observed by the federal government as legal holidays and/or which commercial banks in New York State are not required or authorized to be closed for business.

“Buyer” shall have the meaning set forth in the preamble.

“Buyer-Related Parties” means, individually and collectively, and to the extent applicable, (i) Buyer, (ii) affiliates of Buyer, (iii) the shareholders, officers, directors, employees, members and constituent partners of Buyer and/or of any direct or indirect partner or member of or corporate joint-venturer with Buyer, and/or of any affiliate of Buyer, and (iv) permitted assigns of Buyer.

“Buyer Title Costs” means an amount equal to the actual charges incurred by Buyer for examination of title to the Property and for the cost of an update of the Survey, if any.

“Closing” shall have the meaning set forth in Article 8.

“Closing Date” shall have the meaning set forth in Article 8.

“Closing Documents” shall have the meaning set forth in Section 9.1.2.

“Commitment” shall have the meaning set forth in Section 3.2.1.

“Condemnation” shall have the meaning set forth in Section 2.1.

“Contract Counterparties” shall have the meaning set forth in Section 5.1.8.

“Deed” means the bargain and sale deed, without covenants against grantor’s acts, to the Property to be delivered by Seller to Buyer pursuant to Section 9.1.1 in the form of Exhibit A attached hereto. For convenience, Seller may omit from the Deed the recital of any or all of the “subject to” clauses herein contained and/or any other title exceptions, defects or objections which have been waived or consented to by Buyer pursuant to and in accordance with this Agreement.

“Deposit” shall have the meaning set forth in Section 2.2.1.

“Diligence Website” means the website created and administered through IntraLinks with respect to the Property.

“Effective Date” shall have the meaning set forth in the introductory paragraph of page 1 of this Contract.

“Escrow Agent” means the law firm of Loeb & Loeb LLP, having an office at 345 Park Avenue, New York, New York 10154.

“Estoppel Certificate” shall have the meaning set forth in Section 7.3.6.

“Exchangee” shall have the meaning set forth in Section 17.22.

“Exchangor” shall have the meaning set forth in Section 17.22.

“FIRPTA Certificate” shall have the meaning set forth in Schedule 9.1.1.

“Existing Leases” shall have the meaning set forth in Section 7.2.1.

“Governmental Authority” shall have the meaning set forth in Section 3.3.11.

“Hazardous Material” shall mean all materials and substances now or hereafter subject to any Environmental Laws, including (i) all substances which are designated pursuant to Section 311(b)(2)(A) of the Federal Water Pollution Control Act (“FWPCA”), 33 U.S.C. § 1251, et seq., (ii) any element, compound, mixture, solution, or substance which is designated pursuant to Section 102 of the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), 42 U.S.C. § 9601, et seq., (iii) any hazardous waste having the characteristics which are identified under or listed pursuant to Section 3001 of the Resource Conservation and Recovery Act, 42 U.S.C. § 6901, et seq., (iv) any toxic pollutant listed under Section 307(a) of FWPCA, (v) any hazardous air pollutant which is listed under Section 112 of the Clean Air Act,

42 U.S.C. § 7401, et seq., (vi) any imminently hazardous chemical substance or mixture with respect to which action has been taken pursuant to Section 7 of the Toxic Substances Control Act, 15 U.S.C. § 2601, et seq., (vii) “hazardous materials” within the meaning of the Hazardous Materials Transportation Act, 49 U.S.C. § 5101, et seq., (viii) any element or compound contained in the list of hazardous substances adopted by the United States Environmental Protection Agency (“EPA”) or by the New York Department of Environmental Conservation (“DEC”), (ix) petroleum or petroleum by-products, (x) asbestos containing materials, (xi) any radioactive material or substance, (xii) all toxic wastes, hazardous wastes and hazardous substances as defined by, used in, controlled by, or subject to all implementing regulations adopted and publications promulgated pursuant to the foregoing statutes, and (xiii) any other hazardous or toxic substance or pollutant identified in or regulated under any other applicable federal, state or local Environmental Laws.

“Land” shall have the meaning set forth in Section 2.1.

“Law” means any law, rule, code, regulation, ordinance, moratorium, injunctive proceeding, restriction or similar matter imposed by any federal, state, municipal or local government or any public or quasi-public board, authority, commission, agency or department thereof having jurisdiction over the Property, or any portion thereof and/or Buyer or Seller.

“Leases” shall have the meaning set forth in Section 7.2.1.

“Licenses and Permits” shall mean any and all transferable permits, licenses, approvals, authorization and certificates required or used in connection with the ownership, use, maintenance, operation and occupancy of the Property.

“Losses” shall mean any damages, losses, claims, encumbrances, deficiencies, costs and expenses, including, without limitation, reasonable attorneys’ fees and other costs and expenses incident to any claim.

“Material Breach Threshold” shall have the meaning set forth in Section 7.5.

“Material Part” shall have the meaning set forth in Section 13.2.

“New Lease” shall have the meaning set forth in Section 5.1.3.

“Non-Permitted Exceptions” shall have the meaning set forth in Section 3.2.1.

“Notices” shall have the meaning set forth in Article 10.

“Patriot Act Disclosure Form” shall have the meaning set forth in Section 17.23.1.

“Permitted Exceptions” shall have the meaning set forth in Section 3.3.

“Person” means an individual, corporation, partnership, limited liability company, limited liability partnership, joint venture, association, joint stock company, trust,

unincorporated organization or the federal government or any state or local government or any agency or political subdivision thereof.

“Personalty” shall mean the fixtures, equipment, machinery, inventory, appliances and other items of movable property (and replacements thereof) now owned or hereafter acquired by Seller and located in or upon, and used in connection with, the operation of the Property. For the avoidance of doubt, the Personalty does not include any personal property owned or leased by Tenants or other third parties or owned or leased by Seller but which is not used in the operation of the Property (as distinguished from property used by Seller in connection with the occupancy of its premises in the Building).

“Premises” shall have the meaning set forth in Section 2.1.

“Property” shall have the meaning set forth in Section 2.1.

“Purchase Price” shall have the meaning set forth in Section 2.2.1.

“Removal Amount” shall have the meaning set forth in Section 3.2.1.

“Rents” means fixed minimum rent and Additional Rents.

“Report” shall have the meaning set forth in Section 3.2.1.

“RE Tax Return” shall have the meaning set forth in Section 4.9.

“Scheduled Adjourned Closing Date” shall have the meaning set forth in Article 8.

“Scheduled Closing Date” shall have the meaning set forth in Article 8.

“Security Deposit” shall have the meaning set forth in Section 7.2.1.

“Seller” shall have the meaning set forth in the preamble.

“Seller Estoppel” shall have the meaning set forth in Section 7.3.6.

“Seller-Related Parties” means individually and collectively, Seller and its employees, agents, representatives and contractors and affiliates of Seller.

“Service Contracts” shall mean means any written or oral service, maintenance, landscaping, operating, repair, equipment lease, employment, management, supply, construction or other similar contract or agreement relating to the operation or maintenance of the Property, together with all amendments and modifications thereof in effect from time to time.

“Supplemental Title Objection Notice” shall have the meaning set forth in Section 3.2.1.

“Survey” means the survey prepared by Earl B. Lovell – S.P. Belcher, Inc. dated May 16, 1966, as updated by visual examination made on February 3, 2014.

“Tenant” shall mean the tenant under the Chase Lease and the Newsstand Lease (as applicable) more particularly described herein or any Tenant under any New Lease.

“Title Company” shall mean First American Title Insurance Company and/or such other nationally-recognized title company or title companies as Buyer may elect.

“Transfer Taxes” shall have the meaning set forth in Section 4.8.

“Unassumed Contracts” shall have the meaning set forth in Section 5.1.8.

“Violations” shall have the meaning set forth in Section 3.3.11.